Exhibit 4.2

AMENDED AND RESTATED

FINANCING AND SECURITY AGREEMENT

Dated

September 15, 2006

By and Between

HEALTHEXTRAS, INC.

And

WACHOVIA BANK, NATIONAL ASSOCIATION

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

Section 1.1	Certain Defined Terms.	1
Section 1.2	Accounting Terms and Other Definitional Provisions.	14

ARTICLE II THE CREDIT FACILITY		15
Section 2.1	The Revolving Credit Facility.	15
2.1.1	Revolving Credit Facility.	15
2.1.2	Procedure for Making Advances Under the Revolving Loan; Lender Protection Loans.	15
2.1.3	Revolving Credit Note.	15
2.1.4	Optional Prepayments of Revolving Loan.	16
2.1.5	Revolving Loan Account.	16
2.1.6	Revolving Credit Unused Line Fee.	17
Section 2.2	The Letter of Credit Facility.	17
2.2.1	Letters of Credit.	17
2.2.2	Letter of Credit Fees.	18
2.2.3	Terms of Letters of Credit.	18
2.2.4	Procedure for Letters of Credit.	18
2.2.5	Change in Law; Increased Cost.	18
Section 2.3	General Financing Provisions.	19
2.3.1	Borrower’s Representatives.	19
2.3.2	Use of Proceeds of the Loan.	19
2.3.3	Origination Fee.	19
2.3.4	Computation of Interest and Fees.	19
2.3.5	Maximum Interest Rate.	19
2.3.6	Payments.	20
2.3.7	Liens; Setoff.	20
2.3.8	Requirements of Law.	21
2.3.9	ACH Transactions and Swap Contracts.	21

ARTICLE III THE COLLATERAL		21
Section 3.1	Debt and Obligations Secured.	21
Section 3.2	Grant of Liens.	22
Section 3.3	Personal Property.	22
Section 3.4	Record Searches.	23
Section 3.5	Costs.	23
Section 3.6	Release.	23
Section 3.7	Inconsistent Provisions.	23

ARTICLE IV REPRESENTATIONS AND WARRANTIES		23
Section 4.1	Representations and Warranties.	23
4.1.1	Subsidiaries.	23
4.1.2	Existence.	23
4.1.3	Power and Authority.	24
4.1.4	Binding Agreements.	24
4.1.5	No Conflicts.	24
4.1.6	No Defaults, Violations.	24

4.1.7	Compliance with Laws.	25
4.1.8	Margin Stock.	25
4.1.9	Investment Company Act.	25
4.1.10	Litigation.	25
4.1.11	Financial Condition.	25
4.1.12	Full Disclosure.	26
4.1.13	Indebtedness for Borrowed Money.	26
4.1.14	Taxes.	26
4.1.15	ERISA.	26
4.1.16	Title to Properties.	27
4.1.17	Patents, Trademarks, Etc.	27
4.1.18	Employee Relations.	27
4.1.19	Presence of Hazardous Materials or Hazardous Materials Contamination.	28
4.1.20	Perfection and Priority of Collateral.	28
4.1.21	Places of Business and Location of Collateral.	28
4.1.22	Business Names and Addresses.	28
4.1.23	Accounts.	28
4.1.24	Solvency	29
4.1.25	Purchase Agreement Transaction.	29
Section 4.2	Survival; Updates of Representations and Warranties.	29

ARTICLE V CONDITIONS PRECEDENT		29
Section 5.1	Conditions to the Initial Advance.	29
5.1.1	Organizational Documents - Borrower.	29
5.1.2	Opinion of Borrower’s Counsel.	30
5.1.3	Organizational Documents - Guarantors.	30
5.1.4	Consents, Licenses, Approvals, Etc.	31
5.1.5	Note.	31
5.1.6	Financing Documents and Collateral.	31
5.1.7	Other Financing Documents.	31
5.1.8	Other Documents, Etc.	32
5.1.9	Payment of Fees.	32
5.1.10	Recordings and Filings.	32
5.1.11	Insurance Certificate.	32
5.1.12	Landlord’s Waivers.	32
Section 5.2	Conditions to all Extensions of Credit.	32
5.2.1	Compliance.	32
5.2.2	Default.	32
5.2.3	Representations and Warranties.	33
5.2.4	Adverse Change.	33
5.2.5	Legal Matters.	33

ARTICLE VI COVENANTS OF THE BORROWER		33
Section 6.1	Affirmative Covenants.	33
6.1.1	Financial Statements.	33
6.1.2	Reports to SEC and to Stockholders.	34
6.1.3	Recordkeeping, Rights of Inspection, Field Examination, Etc.	34
6.1.4	Existence.	35
6.1.5	Compliance with Laws.	35
6.1.6	Preservation of Properties.	35
6.1.7	Line of Business.	36
6.1.8	Insurance.	36
6.1.9	Taxes.	36

6.1.10	ERISA.	36
6.1.11	Notification of Events of Default and Adverse Developments.	37
6.1.12	Hazardous Materials; Contamination.	37
6.1.13	Financial Covenants.	38
6.1.14	Collection of Receivables.	38
6.1.15	Assignments of Receivables.	39
6.1.16	Maintenance of the Collateral.	39
6.1.17	Defense of Title and Further Assurances.	40
6.1.18	Business Names; Locations.	40
6.1.19	Deposit Relationship.	40
Section 6.2	Negative Covenants.	40
6.2.1	Merger, Acquisition or Sale of Assets.	41
6.2.2	Subsidiaries.	41
6.2.3	Repurchase of Stock.	41
6.2.4	Dividend Restrictions.	41
6.2.5	Indebtedness.	41
6.2.6	Investments, Loans and Other Transactions.	42
6.2.7	Stock of Subsidiaries.	43
6.2.8	Subordinated Indebtedness.	43
6.2.9	Liens; Confessed Judgment.	43
6.2.10	Transactions with Affiliates.	43
6.2.11	Other Businesses.	44
6.2.12	ERISA Compliance.	44
6.2.13	Prohibition on Hazardous Materials.	44
6.2.14	Method of Accounting; Fiscal Year.	44
6.2.15	Transfer of Collateral.	44
6.2.16	Sale and Leaseback.	44
6.2.17	Disposition of Collateral.	45

ARTICLE VII DEFAULT AND RIGHTS AND REMEDIES		45
Section 7.1	Events of Default.	45
7.1.1	Failure to Pay.	45
7.1.2	Breach of Representations and Warranties.	45
7.1.3	Failure to Comply with Financial Covenants.	45
7.1.4	Failure to Comply with Other Covenants	45
7.1.5	Default Under Other Financing Documents or Obligations.	45
7.1.6	Receiver; Bankruptcy.	46
7.1.7	Involuntary Bankruptcy, etc.	46
7.1.8	Judgment.	46
7.1.9	Execution; Attachment.	46
7.1.10	Default Under Other Borrowings.	47
7.1.11	Material Adverse Change.	47
7.1.12	Change in Control.	47
7.1.13	Liquidation, Termination, Dissolution, Change in Control, etc.	47
7.1.14	Swap Default.	47
7.1.15	Cross Default.	47
Section 7.2	Remedies.	47
7.2.1	Acceleration.	47
7.2.2	Further Advances.	48
7.2.3	Uniform Commercial Code.	48
7.2.4	Specific Rights With Regard to Collateral.	49
7.2.5	Application of Proceeds.	50
7.2.6	Performance by Lender.	50
7.2.7	Other Remedies.	50

AMENDED AND RESTATED FINANCING AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED FINANCING AND SECURITY AGREEMENT (this “Agreement”) is made this 15th day of September, 2006, by and between HEALTHEXTRAS, INC., a corporation organized under the laws of the State of Delaware (the “Borrower”) and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (the “Lender”).

RECITALS

A. The Lender and the Borrower have entered into that certain Loan Agreement dated March 29, 2002 by and between the Borrower and the Lender, which Loan Agreement was restated by that certain Financing and Security Agreement dated as of June 18, 2004 (the “Original Closing Date”) by and between the Lender and the Borrower (as thereafter amended from time to time, the “Original Financing Agreement”). Pursuant to the Original Financing Agreement, the Lender agreed to make available to the Borrower a revolving credit facility in the maximum principal amount of $30,000,000 and a term loan facility in the maximum principal amount of $20,000,000, and other financial accommodations to the Borrower.

B. The Borrower has repaid the term loan facility in full.

C. The Borrower has applied to the Lender for an increase to the revolving credit facility to a maximum principal amount of $50,000,000.

D. The Borrower and the Lender have agreed, pursuant to this Agreement, to increase the revolving credit facility amount and amend and restate the Original Financing Agreement in its entirety. The Lender is willing to make the revolving credit facility available to the Borrower upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree to amend and restate the Original Financing Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

As used in this Agreement, the terms defined in the Preamble and Recitals hereto shall have the respective meanings specified therein, and the following terms shall have the following meanings:

“Acceptable Financial Institution” shall mean a financial institution organized under the laws of the United States, or any state thereof, and having combined capital and surplus of at least $2 billion and the long-term senior unsecured debt of which is rated “A” or higher by S&P or “A2” or higher by Moody’s.

“Account” individually and “Accounts” collectively mean all presently existing or hereafter acquired or created accounts, accounts receivable, health-care insurance receivables, contract rights, notes, drafts, instruments, acceptances, chattel paper, leases and writings evidencing a monetary obligation or a security interest in, or a lease of, goods, all rights to payment of a monetary obligation or other consideration under present or future contracts (including, without limitation, all rights (whether or not earned by performance) to receive payments under presently existing or hereafter acquired or created letters of credit), or by virtue of property that has been sold, leased, licensed, assigned or otherwise disposed of, services rendered or to be rendered, loans and advances made or other considerations given, by or set forth in or arising out of any present or future chattel paper, note, draft, lease, acceptance, writing, bond, insurance policy, instrument, document or general intangible, and all extensions and renewals of any thereof, all rights under or arising out of present or future contracts, agreements or general interest in goods which gave rise to any or all of the foregoing, including all commercial tort claims, other claims or causes of action now existing or hereafter arising in connection with or under any agreement or document or by operation of law or otherwise, all collateral security of any kind (including, without limitation, real property mortgages and deeds of trust) Supporting Obligations, letter-of-credit rights and letters of credit given by any Person with respect to any of the foregoing, all books and records in whatever media (paper, electronic or otherwise) recorded or stored, with respect to any or all of the foregoing and all equipment and general intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records, and all Proceeds of the foregoing.

“Account Debtor” means any Person who is obligated on a Receivable and “Account Debtors” mean all Persons who are obligated on the Receivables.

“ACH Transactions” means any cash management or related services including the automatic clearing house transfer of funds by the Lender for the account of the Borrower pursuant to agreement or overdrafts.

“Adjustment Date” has the meaning described in Section 8.5 (Assignments by Lender).

“Affiliate” means, with respect to any designated Person, any other Person, (a) directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with the Person designated, (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in such designated Person, or (c) five percent (5%) or more of whose stock or other equity interest is directly or indirectly owned or held by such designated Person. For purposes of this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other equity interests or by contract or otherwise.

“Agreement” means this Amended and Restated Financing and Security Agreement, as amended, restated, supplemented or otherwise modified in writing in accordance with the provisions of Section 8.2 (Amendments; Waivers).

“Applicable Margin” means the Applicable Margin set forth below; provided, however, that if the Borrower fails to deliver its quarterly financial statement on the date specified in Section 6.l.l(c), the Applicable Margin shall be 1.50% until such time as the quarterly financial statement is delivered to the Lender:

Funded Debt to EBITDA	Applicable Margin
≤1.25	1.125%
>1.25 - ≤2.0	1.25%
>2.0	1.50%

The Applicable Margin shall be determined and reset on each Interest Rate Adjustment Date, based on the quarterly financial statement delivered to the Lender for the previous fiscal quarter pursuant to 6.1.1(c).

“Assets” means at any date all assets that, in accordance with GAAP consistently applied, should be classified as assets on a consolidated balance sheet of the Borrower and its Subsidiaries.

“Assignee” means any Person to which the Lender assigns all or any portion of its interests under this Agreement, any Commitment, and any Loan, in accordance with the provisions of Section 8.5 (Assignments by Lender), together with any and all successors and assigns of such Person; “Assignees” means the collective reference to all Assignees.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and any successor Laws.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State are authorized or required to close.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Lease” means with respect to any Person any lease of real or personal property, for which the related Lease Obligations have been or should be, in accordance with GAAP consistently applied, capitalized on the balance sheet of that Person.

“Cash Equivalents” means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit with maturities of one (1) year or less from the date of acquisition of, or money market accounts maintained with, the Lender, any Affiliate of the Lender, or any other domestic commercial bank having capital and surplus in excess of One Hundred Million Dollars ($100,000,000.00) or such other domestic financial institutions or domestic brokerage houses to the extent disclosed to, and approved by, the Lender and (c) commercial paper of a domestic issuer rated at least either A-l by Standard & Poor’s Corporation (or its successor) or P-1 by Moody’s Investors Service, Inc. (or its successor) with maturities of six (6) months or less from the date of acquisition.

“Chattel Paper” means a record or records (including, without limitation, electronic chattel paper) that evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, or a lease of specific goods; all Supporting Obligations with respect thereto; any returned, rejected or repossessed goods and software covered by any such record or records and all proceeds (in any form including, without limitation, accounts, contract rights, documents, chattel paper, instruments and general intangibles) of such returned, rejected or repossessed goods; and all Proceeds of the foregoing.

“Closing Date” means the Business Day, in any event not later than September     , 2006, on which the Lender shall be satisfied that the conditions precedent set forth in Section 5.1 (Conditions to Initial Advance) have been fulfilled or otherwise waived by the Lender.

“Collateral” means all property of the Borrower subject from time to time to the Liens of this Agreement, any of the Security Documents and/or any of the other Financing Documents, together with any and all Proceeds thereof, provided, however, Collateral shall not include any Inventory or Equipment.

“Commitment” means the collective reference to the Revolving Credit Commitment and the commitment for any loan, letter of credit, interest rate protection, foreign exchange risk, cash management, and other Credit Facility now or hereafter provided to the Borrower by the Lender whether under this Agreement or otherwise.

“Competitor” shall mean (i) any Person engaging in the pharmacy benefits management business, the specialty pharmacy business, the mail order pharmacy business, the utilization review business, the disease management business or any other significant business activity in which any of Medco Health Solutions, Inc., Caremark Rx, Inc., Express Scripts, Inc., or any of their successor companies may be engaged from time to time and (ii) any Person controlling or controlled by, or owning or being owned beneficially 25% or more by, a Person described in clause (i) above.

“Compliance Certificate” means a periodic Compliance Certificate described in Section 6.1.1 (Financial Statements).

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code.

“Copyrights” means and includes, in each case whether now existing or hereafter arising, all of the Borrower’s rights, title and interest in and to (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, copyright applications, and all renewals of any of the foregoing, (b) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past, current or future infringements of any of the foregoing, (c) the right to sue for past, present and future infringements of any of the foregoing, and (d) all rights corresponding to any of the foregoing throughout the world.

“Credit Facility” means the Revolving Credit Facility or the Letter of Credit Facility, as the case may be, and “Credit Facilities” means collectively the Revolving Credit Facility and the Letter of Credit Facility and any and all other credit facilities now or hereafter extended under or secured by this Agreement.

“Default” means an event which, with the giving of notice or lapse of time, or both, could or would constitute an Event of Default under the provisions of this Agreement.

“Documents” means all documents of title or receipts, whether now existing or hereafter acquired or created, and all Proceeds of the foregoing.

“EBIT to Interest Ratio” means, as to the Borrower and its Subsidiaries for any period of determination thereof, the sum of (a) the net profit (or loss) determined in accordance with GAAP consistently applied, plus (b) interest expense and income tax provisions for such period divided by interest expense for such period.

“EBITDA” means as to the Borrower and its Subsidiaries for any period of determination thereof, the sum of (a) the net profit (or loss) determined in accordance with GAAP consistently applied, plus (b) interest expense and income tax provisions for such period, plus (c) depreciation and amortization of assets for such period.

“Enforcement Costs” means all expenses, charges, costs and fees whatsoever of any nature whatsoever paid or incurred by or on behalf of the Lender in connection with (a) any or all of the Obligations, this Agreement and/or any of the other Financing Documents, (b) the creation, perfection, collection, maintenance, preservation, defense, protection, realization upon, disposition, sale or enforcement of all or any part of the Collateral, this Agreement or any of the other Financing Documents.

“Equipment” means all equipment, machinery, computers, chattels, tools, parts, machine tools, furniture, furnishings, fixtures and supplies of every nature, presently existing or hereafter acquired or created and wherever located, whether or not the same shall be deemed to be affixed to real property, and all of such types of property leased by the Borrower and all of the Borrower’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase), together with all accessions, additions, fittings, accessories, special tools, and improvements thereto and substitutions therefore and all parts and equipment which may be attached to or which are necessary or beneficial for the operation, use and/or disposition of such personal property, all licenses, warranties, franchises and General Intangibles related thereto or necessary or beneficial for the operation, use and/or disposition of the same, together with all Accounts, Chattel Paper, Instruments and other consideration received by the Borrower on account of the sale, lease or other disposition of all or any part of the foregoing, and together with all rights under or arising out of present or future Documents and contracts relating to the foregoing and all Proceeds of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning described in ARTICLE VII (Default and Rights and Remedies).

“Facilities” means the collective reference to the loan, letter of credit, interest rate protection, foreign exchange risk, cash management, and other credit facilities now or hereafter provided to the Borrower by the Lender.

“Fees” means the collective reference to each fee payable to the Lender under the terms of this Agreement or under the terms of any of the other Financing Documents, including, without limitation, Letter of Credit Fees.

“Financing Documents” means at any time collectively this Agreement, the Note, the Security Documents, the Letter of Credit Documents and any other instrument, agreement or document previously, simultaneously or hereafter executed and delivered by the Borrower, any Guarantor and/or any other Person, singly or jointly with another Person or Persons, evidencing, securing, guarantying or in connection with this Agreement, any Note, any of the Security Documents, any of the Facilities, and/or any of the Obligations, other than any Swap Contract.

“Funded Debt” means at any date, the aggregate of all Indebtedness for Borrowed Money of the Borrower and its Subsidiaries, whether secured or unsecured, having a final maturity (or which by the terms thereof is renewable or extendible at the option of the obligor for a period ending) more than a year after that date.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” means all general intangibles of every nature, whether presently existing or hereafter acquired or created, and without implying any limitation of the foregoing, further means all books and records, commercial tort claims, other claims (including without limitation all claims for income tax and other refunds), payment intangibles, Supporting Obligations, choses in action, claims, causes of action in tort or equity, contract rights, judgments, customer lists, software, Patents, Trademarks, licensing agreements, rights in intellectual property, goodwill (including goodwill of the Borrower’s business symbolized by and associated with any and all Trademarks, trademark licenses, Copyrights and/or service marks), royalty payments, licenses, letter-of-credit rights, letters of credit, contractual rights, the right to receive refunds of unearned insurance premiums, rights as lessee under any lease of real or personal property, literary rights, Copyrights, service names, service marks, logos, trade secrets, amounts received as an award in or settlement of a suit in damages, deposit accounts, interests in joint ventures, general or limited partnerships, or limited liability companies or partnerships, rights in applications for any of the foregoing, books and records in whatever media (paper, electronic or otherwise) recorded or stored, with respect to any or all of the foregoing, all Supporting Obligations with respect to any of the foregoing, and all Equipment and General Intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records, and all Proceeds of the foregoing.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any department, agency or instrumentality thereof.

“Guarantor” means Catalyst Consultants, a corporation organized under the laws of the State of Nevada, Catalyst Rx, a corporation organized under the laws of the State of Nevada, Catalyst RX Government Services, Inc., a corporation organized under the laws of the State of Nevada, Managed Healthcare Systems, Inc., a corporation organized under the laws of the State of Florida, EBRx, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania, and HCEM Corporation, a corporation organized under the laws of the State of Delaware, as the case may be and each of their respective successors and assigns, and “Guarantors” means each Guarantor and each of their respective successors and assigns.

“Guaranty” means that certain Amended and Restated Guaranty of Payment for the benefit of the Lender dated the date hereof to the Lender from the Guarantors, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Hazardous Materials” means (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; (c) any substance the presence of which on any property now or hereafter owned, acquired or operated by the Borrower is prohibited by any Law similar to those set forth in this definition; and (d) any other substance which by Law requires special handling in its collection, storage, treatment or disposal.

“Hazardous Materials Contamination” means the contamination (whether presently existing or occurring after the date of this Agreement) by Hazardous Materials of any property owned, operated or controlled by the Borrower or for which the Borrower has responsibility, including, without limitation, improvements, facilities, soil, ground water, air or other elements on, or of, any property now or hereafter owned, acquired or operated by the Borrower, and any other contamination by Hazardous Materials for which the Borrower is, or is claimed to be, responsible.

“Indebtedness” of a Person means at any date the total liabilities of such Person at such time determined in accordance with GAAP consistently applied.

“Indebtedness for Borrowed Money” of a Person means at any time the sum at such time of (a) Indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) any obligations of such Person in respect of letters of credit, banker’s or other acceptances or similar obligations issued or created for the account of such Person, (c) Lease Obligations of such Person with respect to Capital Leases, (d) all liabilities secured by any Lien on any property owned by such Person, to the extent attached to such Person’s interest in such property, even though such Person has not assumed or become personally liable for the payment thereof, (e) obligations of third parties which are being guarantied or indemnified against by such Person or which are secured by the property of such Person; (f) any obligation of such Person under an employee stock ownership plan or other similar employee benefit plan; (g) any obligation of such Person or a Commonly Controlled Entity to a Multi-employer Plan; and (h) any obligations, liabilities or indebtedness, contingent or otherwise, under or in connection with, any Swap Contract; but excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue (as determined in accordance with customary trade practices) or which are being disputed in good faith by such Person and for which adequate reserves are being provided on the books of such Person in accordance with GAAP.

“Indemnified Parties” has the meaning set forth in Section 8.19 (Indemnification).

“Instrument” means a negotiable instrument or any other writing which evidences a right to payment of a monetary obligation and is not itself a security agreement or lease and is of a type that in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment, and all Supporting Obligations with respect to any of the foregoing and all Proceeds with respect to any of the foregoing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Income Tax Regulations issued and proposed to be issued thereunder.

“Interest Rate Adjustment Date” means the first day of the first month following delivery to the Lender of the quarterly financial statements required pursuant to Section 6.1.1 (Financial Statements).

“Inventory” means all goods of the Borrower and all right, title and interest of the Borrower in and to all of its now owned and hereafter acquired goods and other personal property furnished under any contract of service or intended for sale or lease, including, without limitation, all raw materials, work-in-process, finished goods and materials and supplies of any kind, nature or description which are used or consumed in the Borrower’s business or are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods and other personal property and all General Intangibles, personal property and all documents of title or documents relating to the same, together with all Accounts, Chattel Paper, Instruments and other consideration received by the Borrower on account of the sale, lease or other disposition of all or any part of the foregoing, and together with all rights under or arising out of present or future Documents and contracts relating to the foregoing and all Proceeds of the foregoing.

“Investment Property” means a security, whether certificated or uncertificated, security entitlement, securities account, commodity contract or commodity account and all Proceeds of, and Supporting Obligations with respect to, the foregoing.

“Item of Payment” means each check, draft, cash, money, instrument, item, and other remittance in payment or on account of payment of the Receivables or otherwise with respect to any Collateral, including, without limitation, cash proceeds of any returned, rejected or repossessed goods, the sale or lease of which gave rise to a Receivable, and other proceeds of Collateral; and “Items of Payment” means the collective reference to all of the foregoing.

“Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any Governmental Authority.

“Lease Obligations” of a Person means for any period the rental commitments of such Person for such period under leases for real and/or personal property (net of rent from subleases thereof, but including taxes, insurance, maintenance and similar expenses which such Person, as the lessee, is obligated to pay under the terms of said leases, except to the extent that such taxes, insurance, maintenance and similar expenses are payable by sublessees), including rental commitments under Capital Leases.

“Letter of Credit” and “Letters of Credit” shall have the meanings described in Section 2.3.1 (Letters of Credit).

“Letter of Credit Agreement” means the collective reference to each letter of credit application and agreement substantially in the form of the Lender’s then standard form of application for letter of credit or such other form as may be approved by the Lender, executed and delivered by the Borrower in connection with the issuance of a Letter of Credit, as the same may from time to time be amended, restated, supplemented or modified and “Letter of Credit Agreements” means all of the foregoing in effect at any time and from time to time.

“Letter of Credit Documents” means any and all drafts under or purporting to be under a Letter of Credit, any Letter of Credit Agreement, and any other instrument, document or agreement executed and/or delivered by the Borrower or any other Person under, pursuant to or in connection with a Letter of Credit or any Letter of Credit Agreement.

“Letter of Credit Facility” means the facility established by the Lender pursuant to Section 2.4 (Letter of Credit Facility).

“Letter of Credit Fee” and “Letter of Credit Fees” have the meanings described in Section 2.3.3 (Terms of Letters of Credit).

“Letter of Credit Obligations” means all Obligations of the Borrower with respect to the Letters of Credit and the Letter of Credit Agreements.

“Letter-of-credit right” means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“LIBOR Rate” has the meaning set forth in the Revolving Credit Note.

“Lien” means any mortgage, deed of trust, deed to secure debt, grant, pledge, security interest, assignment, encumbrance, judgment, lien, financing statement, hypothecation, provision in any instrument or other document for confession of judgment, cognovit or other similar right or other remedy, claim, charge, control over or interest of any kind in real or personal property securing any indebtedness, duties, obligations, and liabilities owed to, or claimed to be owed to, a Person, all whether perfected or unperfected, avoidable or unavoidable, based on the common law, statute or contract or otherwise, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction, excluding the precautionary filing of any financing statement by any lessor in a true lease transaction, by any bailor in a true bailment transaction or by any consignor in a true consignment transaction under the Uniform Commercial Code of any jurisdiction or the agreement to give any financing statement by any lessee in a true lease transaction, by any bailee in a true bailment transaction or by any consignee in a true consignment transaction.

“Loan” means the Revolving Loan.

“Loan Notice” has the meaning described in Section 2.1.2 (Procedure for Making Advances).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole so as to materially affect the ability of the Borrower or any of its Subsidiaries to perform any of its obligations under this Agreement or any of the other Financing Documents to which it is a party or (b) the rights of or benefits available to the Lender under this Agreement or any of the other Financing Documents.

“Maximum Rate” has the meaning described in Section 2.3.5 (Maximum Interest Rate).

“Multi-employer Plan” means a Plan that is a Multi-employer plan as defined in Section 4001(a)(3) of ERISA.

“Note” means the Revolving Credit Note, and “Notes” means collectively the Revolving Credit Note and any other promissory note which may from time to time evidence all or any portion of the Obligations.

“Obligations” means all present and future indebtedness, duties, obligations, and liabilities, whether now existing or contemplated or hereafter arising, of the Borrower to the Lender under, arising pursuant to, in connection with and/or on account of the provisions of this Agreement, the Note, each Security Document, and/or any of the other Financing Documents, the Loan, any Swap Contract and/or any of the Facilities including, without limitation, the principal of, and interest on, the Note, late charges, the Fees, Enforcement Costs, and prepayment fees (if any), letter of credit reimbursement obligations, letter of credit fees or fees charged with respect to any guaranty of any letter of credit; also means all other present and future indebtedness, duties, obligations, and liabilities, whether now existing or contemplated or hereafter arising, of the Borrower to the Lender or its Affiliates of any nature whatsoever, regardless of whether such indebtedness, duties, obligations, and liabilities be direct, indirect, primary, secondary, joint, several, joint and several, fixed or contingent; and also means any and all renewals, extensions, substitutions, amendments, restatements and rearrangements of any such indebtedness, duties, obligations, and liabilities.

“Origination Fee” has the meaning described in Section 2.3.3 (Origination Fee).

“Outstanding Letter of Credit Obligations” has the meaning described in Section 2.4.3 (Terms of Letters of Credit).

“Patents” means and includes, in each case whether now existing or hereafter arising, all of the Borrower’s rights, title and interest in and to (a) any and all patents and patent applications, (b) any and all inventions and improvements described and claimed in such patents and patent applications, (c) reissues, divisions, continuations, renewals, extensions and continuations-in-part of any patents and patent applications, (d) income, royalties, damages, claims and payments now or hereafter due and/or payable under and with respect to any patents or patent applications, including, without limitation, damages and payments for past and future infringements, (e) rights to sue for past, present and future infringements of patents, and (f) all rights corresponding to any of the foregoing throughout the world.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means: (a) Liens not in excess of $10,000,000 for Taxes which are not delinquent (i) are being diligently contested in good faith and by appropriate proceedings and (ii) the Borrower has the financial ability to pay, with all penalties and interest, at all times without causing a Material Adverse Effect; (b) deposits or pledges to secure obligations under workers’ compensation, social security or similar laws, or under unemployment insurance in the ordinary course of business; (c) Liens securing the Obligations; (d) judgment Liens to the extent the entry of such judgment does not constitute a Default or an Event of Default under the terms of this Agreement or result in the sale or levy of, or execution on, any of the Collateral; (e) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided, they do not constitute a Default or an Event of Default under the terms of this Agreement, or result in the sale, levy of, or execution on any of the Collateral; (f) Liens arising out of statutory obligations, surety and appeal bonds, letters of credit, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business of Borrower (or any Subsidiary) in compliance with Section 6.2.5(c) of this Agreement; and (g) such other Liens, if any, as are set forth on Schedule 4.1.21 attached hereto and made a part hereof.

“Permitted Uses” means for general business requirements and not for personal, family, household or agricultural purposes.

“Person” means and includes an individual, a corporation, a partnership, a joint venture, a limited liability company or partnership, a trust, an unincorporated association, a Governmental Authority, or any other organization or entity.

“Plan” means any pension plan that is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3 of ERISA.

“Post-Default Rate” means the LIBOR Market Index Rate plus the Applicable Margin in effect from time to time, plus two percent (2%) per annum.

“Prepayment” means a Revolving Loan Mandatory Prepayment, a Revolving Loan Optional Prepayment, as the case may be, and “Prepayments” mean collectively all Revolving Loan Mandatory Prepayments and all Revolving Loan Optional Prepayments.

“Proceeds” has the meaning described in the Uniform Commercial Code as in effect from time to time.

“Purchase Agreement” means that certain purchase agreement dated June 18 by and between the Borrower and the Seller.

“Purchase Agreement Documents” means collectively the Purchase Agreement and any and all other agreements, documents or instruments (together with any and all amendments, modifications, and supplements thereto, restatements thereof, and substitutes therefor) previously, now or hereafter executed and delivered by the Borrower, the Seller, or any other Person in connection with the Purchase Agreement Transaction.

“Purchase Agreement Transaction” means the asset/stock purchase agreement transaction contemplated by the provisions of the Purchase Agreement.

“Receivable” means one of the Borrower’s now owned and hereafter owned, acquired or created Accounts, Chattel Paper, General Intangibles and Instruments; and “Receivables” means all of the Borrower’s now or hereafter owned, acquired or created Accounts, Chattel Paper, General Intangibles and Instruments, and all Proceeds thereof.

“Registered Organization” means an organization organized solely under the law of a single state or the United States and as to which the state or the United States must maintain a public record showing the organization to have been organized.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder.

“Responsible Officer” means the chief executive officer of the Borrower or the president of the Borrower or, with respect to financial matters, the chief financial officer of the Borrower.

“Revolving Credit Commitment” means the agreement of the Lender relating to the making of the Revolving Loan and advances thereunder subject to and in accordance with the provisions of this Agreement.

“Revolving Credit Commitment Period” means the period of time from the Closing Date to the Business Day preceding the Revolving Credit Termination Date.

“Revolving Credit Committed Amount” has the meaning described in Section 2.1.1 (Revolving Credit Facility).

“Revolving Credit Expiration Date” means September 15, 2009, unless extended by the Lender in the exercise of its sole and absolute discretion.

“Revolving Credit Facility” means the facility established by the Lender pursuant to Section 2.1 (Revolving Credit Facility).

“Revolving Credit Note” has the meaning described in Section 2.1.3 (Revolving Credit Note).

“Revolving Credit Termination Date” means the earlier of (a) the Revolving Credit Expiration Date, or (b) the date on which the Revolving Credit Commitment is terminated pursuant to 7.1.14 (Remedies) or otherwise.

“Revolving Credit Unused Line Fee” and “Revolving Credit Unused Line Fees” have the meanings described in Section 2.1.7 (Revolving Credit Unused Line Fee).

“Revolving Loan” has the meaning described in Section 2.1.1 (Revolving Credit Facility).

“Revolving Loan Account” has the meaning described in Section 2.1.5 (Revolving Loan Account).

“Revolving Loan Optional Prepayment” and “Revolving Loan Optional Prepayments” have the meanings described in Section 2.1.4 (Optional Prepayment of Revolving Loan).

“Security Documents” means collectively any assignment, pledge agreement, security agreement, mortgage, deed of trust, deed to secure debt, financing statement and any similar instrument, document or agreement under or pursuant to which a Lien is now or hereafter granted to, or for the benefit of, the Lender on any real or personal property of any Person to secure all or any portion of the Obligations, all as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Senior Management” means the Borrower’s Chief Executive Officer or Chief Financial Officer.

“State” means the State of Maryland.

“Subordinated Indebtedness” means all Indebtedness incurred at any time by the Borrower, which is in amounts, subject to repayment terms, and subordinated to the Obligations, as set forth in one or more written agreements, all in form and substance satisfactory to the Lender in its sole and absolute discretion.

“Subsidiary” means any corporation the majority of the voting shares of which at the time are owned directly by the Borrower and/or by one or more Subsidiaries of the Borrower.

“Supporting Obligation” means a Letter-of-credit right, secondary obligation or obligation of a secondary obligor or that supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument or investment property.

“Swap Contract” means any swap agreements (as defined in 11 U.S.C. § 101), and any document, instrument or agreement between Borrower and Lender or any affiliate of Lender, now existing or entered into in the future, relating to an interest rate swap transaction, forward rate transaction, interest rate cap, floor or collar transaction, any similar transaction, any option to enter into any of the foregoing, and any combination of the foregoing, which agreement may be oral or in writing, including, without limitation, any master agreement relating to or governing any or all of the foregoing and any related schedule or confirmation, each as amended from time to time.

“Taxes” means all taxes and assessments whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character (including all penalties or interest thereon), which at any time may be assessed, levied, confirmed or imposed by any Governmental Authority on the Borrower or any of its properties or assets or any part thereof or in respect of any of its franchises, businesses, income or profits.

“Trademarks” means and includes in each case whether now existing or hereafter arising, all of the Borrower’s rights, title and interest in and to (a) any and all trademarks (including service marks), trade names and trade styles, and applications for registration thereof and the goodwill of the business symbolized by any of the foregoing, (b) any and all licenses of trademarks, service marks, trade names and/or trade styles, whether as licensor or licensee, (c) any renewals of any and all trademarks, service marks, trade names, trade styles and/or licenses of any of the foregoing, (d) income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages, claims, and payments for past, present and future infringements thereof, (e) rights to sue for past, present and future infringements of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing, and (f) all rights corresponding to any of the foregoing throughout the world.

“Uniform Commercial Code” means, unless otherwise provided in this Agreement, the Uniform Commercial Code as adopted by and in effect from time to time in the State or in any other jurisdiction, as applicable.

“Wholly Owned Subsidiary” means any domestic United States corporation all the shares of stock of all classes of which (other than directors’ qualifying shares) at the time are owned directly or indirectly by the Borrower and/or by one or more Wholly Owned Subsidiaries of the Borrower.

Section 1.2 Accounting Terms and Other Definitional Provisions.

Unless otherwise defined herein, as used in this Agreement and in any certificate, report or other document made or delivered pursuant hereto, accounting terms not otherwise defined herein, and accounting terms only partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP, as consistently applied to the applicable Person. All terms used herein which are defined by the Uniform Commercial Code shall have the same meanings as assigned to them by the Uniform Commercial Code unless and to the extent varied by this Agreement. The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are references to articles, sections or subsections of, or schedules or exhibits to, as the case may be, this Agreement unless otherwise specified. As used herein, the singular number shall include the plural, the plural the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require. Reference to any one or more of the Financing Documents shall mean the same as the foregoing may from time to time be amended, restated, substituted, extended, renewed, supplemented or otherwise modified.

ARTICLE II

THE CREDIT FACILITY

Section 2.1 The Revolving Credit Facility.

2.1.1 Revolving Credit Facility.

Subject to and upon the provisions of this Agreement, the Lender establishes a revolving credit facility in favor of the Borrower. During the Revolving Credit Commitment Period, the Borrower may request advances under the Revolving Credit Facility in accordance with the provisions of this Agreement. The aggregate of all advances under the Revolving Credit Facility is sometimes referred to in this Agreement as the “Revolving Loan”. The principal amount of Fifty Million Dollars ($50,000,000), as the same may be reduced in accordance with Section 2.1.5 is the “Revolving Credit Committed Amount”. Unless sooner paid, the unpaid Revolving Loan, together with interest accrued and unpaid thereon, and all other Obligations shall be due and payable in full on the Revolving Credit Expiration Date.

2.1.2 Procedure for Making Advances Under the Revolving Loan; Lender Protection Loans.

The Borrower may borrow under the Revolving Credit Facility on any Business Day. Advances under the Revolving Loan shall be deposited to a demand deposit account of the Borrower with the Lender (or an Affiliate of the Lender) or shall be otherwise applied as directed by the Borrower, which direction the Lender may require to be in writing. No later than 1:00 p.m. (Eastern Time) on the date of the requested borrowing, the Borrower shall give the Lender oral or written notice (a “Loan Notice”) of the amount and (if requested by the Lender) the purpose of the requested borrowing. Any oral Loan Notice shall be confirmed in writing by the Borrower within three (3) Business Days after the making of the requested advance under the Revolving Loan. Each Loan Notice shall be irrevocable.

2.1.3 Revolving Credit Note.

The obligation of the Borrower to pay the Revolving Loan, with interest, shall be evidenced by the Sixth Amended and Restated Revolving Credit Note (as from time to time extended, amended, restated, supplemented or otherwise modified, the “Revolving Credit Note”) substantially in the form of EXHIBIT A attached hereto and made a part hereof, with appropriate insertions. The Revolving Credit Note shall be dated as of the Closing Date, shall be payable to the order of the Lender at the times provided in the Revolving Credit Note, and shall be in the principal amount of the Revolving Credit Committed Amount. The Borrower acknowledges and agrees that, if the outstanding principal balance of the Revolving Loan outstanding from time to time exceeds the face amount of the Revolving Credit Note, the excess shall bear interest at the then applicable rate of interest under the Revolving Credit Note and shall be payable, with accrued interest, ON DEMAND. The Revolving Credit Note shall not operate as a novation of any of the Obligations or nullify, discharge, or release any such Obligations or the continuing contractual relationship of the parties hereto in accordance with the provisions of this Agreement.

2.1.4 Optional Prepayments of Revolving Loan.

The Borrower shall have the option, at any time and from time to time, to prepay (each a “Revolving Loan Optional Prepayment” and collectively the “Revolving Loan Optional Prepayments”) the Revolving Loan, in whole or in part without premium or penalty.

2.1.5 Optional Reduction of Revolving Credit Committed Amount.

The Borrower shall have the right to reduce permanently (each a “Revolving Credit Optional Reduction” and collectively the “Revolving Credit Optional Reductions”) the Revolving Credit Committed Amount in effect from time to time in the amount of any integral multiple of One Million Dollars ($1,000,000), upon at least thirty (30) days prior written notice to Lender specifying the date and amount of such Revolving Credit Optional Reduction; provided, that no Revolving Credit Optional Reduction shall be permitted if, after giving effect thereto and to any Revolving Loan Optional Prepayment made on the effective date thereof, the then outstanding principal amount of the Revolving Loan and Outstanding Letter of Credit Obligations exceeds the Revolving Credit Committed Amount as so reduced. Such notice shall be irrevocable as to the amount and date of such Revolving Credit Optional Reduction. After each such Revolving Credit Optional Reduction, the Revolving Credit Unused Line Fee provided for in Section 2.1.7 shall be calculated with respect to the Revolving Credit Committed Amount as so reduced.

2.1.6 Revolving Loan Account.

The Lender will establish and maintain a loan account on its books (the “Revolving Loan Account”) to which the Lender will (a) debit (i) the principal amount of each advance of the Revolving Loan made by the Lender hereunder as of the date made, (ii) the amount of any interest accrued on the Revolving Loan as and when due, and (iii) any other amounts due and payable by the Borrower to the Lender from time to time under the provisions of this Agreement in connection with the Revolving Loan, including, without limitation, Enforcement Costs, Fees, late charges, and service, collection and audit fees, as and when due and payable, and (b) credit all payments made by the Borrower to the Lender on account of the Revolving Loan as of the date made including, without limitation, funds credited to the Revolving Loan Account from the Collateral Account. The Lender may debit the Revolving Loan Account for the amount of any Item of Payment that is returned to the Lender unpaid. All credit entries to the Revolving Loan Account are conditional and shall be readjusted as of the date made if final and indefeasible payment is not received by the Lender in cash or solvent credits. Any and all periodic or other statements or reconciliations, and the information contained in those statements or reconciliations, of the Revolving Loan Account shall be final, binding and conclusive upon the Borrower in all respects, absent manifest error, unless the Lender receives specific written objection thereto from the Borrower within ninety (90) Business Days after such statement or reconciliation shall have been sent by the Lender.

2.1.7 Revolving Credit Unused Line Fee.

The Borrower shall pay to the Lender a revolving credit facility fee (collectively, the “Revolving Credit Unused Line Fees” and individually, a “Revolving Credit Unused Line Fee”) of the average daily unused and undisbursed portion of the Revolving Credit Committed Amount in effect from time to time accruing during each month tested as of the last day of any calendar month; provided, that if the Borrower fails to deliver its quarterly financial statement on the date specified in Section 6.1.1(c), the Revolving Credit Unused Line Fee for such month shall be 25.0 basis points per annum until such time as such quarterly financial statement is delivered to the Lender. The accrued and unpaid portion of the Revolving Credit Unused Line Fee shall be paid by the Borrower to the Lender on the first day of each month, commencing on the first such date following the date hereof, and on the Revolving Credit Termination Date.

Funded Debt to EBITDA	Revolving Credit Unused Line Fee/Letter of Credit Fee (bps per annum)
≤1.25	18
>1.25 - ≤2.0	22.5
>2.0	25

Section 2.2 The Letter of Credit Facility.

2.2.1 Letters of Credit.

Subject to and upon the provisions of this Agreement, and as a part of the Revolving Credit Commitment, the Borrower may, upon the prior approval of the Lender, obtain standby letters of credit (as the same may from time to time be amended, supplemented or otherwise modified, each a “Letter of Credit” and collectively the “Letters of Credit”) from the Lender from time to time from the Closing Date until the Business Day preceding the Revolving Credit Termination Date. The Borrower will not be entitled to obtain a Letter of Credit hereunder unless (a) after giving effect to the request, the outstanding principal balance of the Revolving Loan and of the Letter of Credit Obligations would not exceed the Revolving Credit Committed Amount and (b) the sum of the aggregate face amount of the then outstanding Letters of Credit (including the face amount of the requested Letter of Credit) does not exceed Twenty Million Dollars ($20,000,000).

2.2.2 Letter of Credit Fees.

Prior to or simultaneously with the opening of each Letter of Credit, the Borrower shall pay to the Lender, a letter of credit fee (each a “Letter of Credit Fee” and collectively the “Letter of Credit Fees”) in an amount equal to the amount set forth in Section 2.1 7 above per annum of the amount of the Letter of Credit. Such Letter of Credit Fees shall be paid upon the opening of the Letter of Credit and upon each anniversary thereof, if any. In addition, the Borrower shall pay to the Lender any and all additional issuance, negotiation, processing, transfer or other fees to the extent and as and when required by the provisions of any Letter of Credit Agreement; such additional fees are included in and a part of the “Fees” payable by the Borrower under the provisions of this Agreement.

2.2.3 Terms of Letters of Credit.

Each Letter of Credit shall (a) be opened pursuant to a Letter of Credit Agreement, and (b) expire on a date not later than the Business Day preceding the Revolving Credit Expiration Date; provided, however, if any Letter of Credit does have an expiration date later than the Business Day preceding the Revolving Credit Termination Date, as of the Business Day preceding the Revolving Credit Termination Date an advance of the Revolving Credit Facility shall be made by the Lender in the face amount of such Letter of Credit (or Letters of Credit) and the proceeds thereof shall be deposited in an account titled in the name of the Lender as trustee for the Borrower. The proceeds of the trustee account referred to in the immediately preceding sentence shall be held as collateral for the Letter of Credit (or Letters of Credit) and in the event of a draw under the Letter of Credit (or Letters of Credit), used to pay any such draw. The aggregate face amount of all Letters of Credit at any one time outstanding and issued by the Lender pursuant to the provisions of this Agreement, plus the amount of any unpaid Letter of Credit Fees accrued or scheduled to accrue thereon, and less the aggregate amount of all drafts issued under or purporting to have been issued under such Letters of Credit that have been paid by the Lender, is herein called the “Outstanding Letter of Credit Obligations”.

2.2.4 Procedure for Letters of Credit.

The Borrower shall give the Lender written notice at least three (3) Business Days prior to the date on which a Letter of Credit is requested to be opened of their request for a Letter of Credit. Such notice shall be accompanied by a duly executed and delivered Letter of Credit Agreement. Upon receipt of the Letter of Credit Agreement and the Letter of Credit Fee, the Lender shall process such Letter of Credit Agreement in accordance with its customary procedures and open such Letter of Credit on the Business Day specified in such notice.

2.2.5 Change in Law; Increased Cost.

If any change in any law or regulation or in the interpretation thereof by any court or other Governmental Authority charged with the administration thereof shall either (a) impose, modify or deem applicable any reserve, special deposit or similar requirement against Letters of Credit issued by the Lender, or (b) impose on the Lender any other condition regarding this Agreement or any Letter of Credit, and the result of any event referred to in clauses (a) or (b) above shall be to increase the net cost to the Lender of issuing, maintaining or extending the Letter of Credit or the net cost to the Lender of funding any obligation under or in connection with the Letter of Credit, then, upon demand by the Lender, the Borrower shall immediately pay to the Lender from time to time as specified by the Lender, additional amounts which shall be sufficient to compensate the Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the then highest current rate of interest on the Revolving Loan. A certificate as to such increased cost incurred by the Lender, submitted by the Lender to the Borrower, shall be conclusive, absent manifest error. Notwithstanding the foregoing, in no event will the Lender recover more than 100% of its aggregate increased costs under this Section 2.2.5 from the Borrower and all other borrowers obtaining letters of credit from the Lender.

Section 2.3 General Financing Provisions.

2.3.1 Borrower’s Representatives.

The Lender is hereby irrevocably authorized by the Borrower to make advances under the Loan to the Borrower pursuant to the provisions of this Agreement upon the written, oral or telephone request of any Responsible Officer of the Borrower under the provisions of the most recent certificate of corporate resolutions and/or incumbency of the Borrower on file with the Lender and also upon the written, oral or telephone request of any one of the Persons who is from time to time an officer or employee of the Borrower whom a Responsible Officer from time to time authorizes in writing to do so. The Lender does not and shall not assume any responsibility or liability for any errors, mistakes, and/or discrepancies in the oral, telephonic, written or other transmissions of any instructions, orders, requests and confirmations between the Lender and the Borrower in connection with the Credit Facilities, any Loan or any other transaction in connection with the provisions of this Agreement.

2.3.2 Use of Proceeds of the Loan.

The proceeds of each advance under the Loan shall be used by the Borrower for Permitted Uses, and for no other purposes except as may otherwise be agreed by the Lender in writing.

2.3.3 Origination Fee.

The Borrower shall pay to the Lender on or before the Closing Date a loan origination fee (the “Origination Fee”) in the amount of One Hundred Twenty Five Thousand Dollars ($125,000), which fee has been fully earned and is non-refundable.

2.3.4 Computation of Interest and Fees.

All applicable Fees and interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

2.3.5 Maximum Interest Rate.

In no event shall any interest rate provided for hereunder exceed the maximum rate permissible for corporate borrowers under applicable law for loans of the type provided for hereunder (the “Maximum Rate”). If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the

Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section, have been paid or accrued if the interest rates otherwise set forth in this Agreement had at all times been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Lender, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rates otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement. In the event that a court determines that the Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, the Lender shall refund to the Borrower such excess.

2.3.6 Payments.

All payments of the Obligations, including, without limitation, principal, interest, Prepayments, and Fees, shall be paid by the Borrower without setoff, recoupment or counterclaim to the Lender in immediately available funds not later than 3:00 p.m. (Eastern Time) on the due date of such payment. All payments received by the Lender after such time shall be deemed to have been received by the Lender for purposes of computing interest and Fees and otherwise as of the next Business Day. Payments shall not be considered received by the Lender until such payments are paid to the Lender in immediately available funds to the Lender’s principal office in McLean, Virginia or at such other location as the Lender may at any time and from time to time upon five (5) Business Days’ notice notify the Borrower. If a payment date is not a Business Day, the payment date shall be deemed to be the next Business Day unless that day falls in the next month, in which case the payment date shall be the preceding Business Day. Alternatively, at its sole discretion, the Lender may charge any deposit account of the Borrower at the Lender or any Affiliate of the Lender with all or any part of any amount due to the Lender under this Agreement or any of the other Financing Documents to the extent that the Borrower shall have not otherwise tendered payment to the Lender.

2.3.7 Liens; Setoff.

The Borrower hereby grants to the Lender as additional collateral and security for all of the Obligations, a continuing Lien on any and all monies, Investment Property, and other property of the Borrower and the proceeds thereof, now or hereafter held or received by, or in transit to, the Lender, and/or any Affiliate of the Lender, from or for the account of, the Borrower, and also upon any and all deposit accounts (general or special) and credits of the Borrower, if any, with the Lender or any Affiliate of the Lender, at any time existing, excluding any deposit accounts held by the Borrower in its capacity as trustee for Persons who are not Affiliates of the Borrower. Without implying any limitation on any other rights the Lender may have under the Financing Documents or applicable Laws, during the continuance of an Event of Default, the Lender is hereby authorized by the Borrower at any time and from time to time, without notice to the Borrower, to set off, appropriate and apply any or all items hereinabove referred to against all Obligations then outstanding (whether or not then due), all in such order and manner as shall be determined by the Lender in its sole and absolute discretion.

2.3.8 Requirements of Law.

(a) Subject to the provisions of clause (b) below, in the event that the Lender shall have determined in good faith that (a) the adoption of any Capital Adequacy Regulation, or (b) any change in any Capital Adequacy Regulation or in the interpretation or application thereof or (c) compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on the capital of the Lender or any corporation controlling the Lender, as a consequence of the obligations of the Lender hereunder to a level below that which the Lender or any corporation controlling the Lender would have achieved but for such adoption, change or compliance (taking into consideration the policies of the Lender and the corporation controlling the Lender, with respect to capital adequacy and the overall net asset position of the Lender or such corporation affected by such Capital Adequacy Regulation or directive) by an amount deemed by the Lender, in its discretion, to be material, then from time to time, after submission by the Lender to the Borrower of a written request therefore and a statement of the basis for such determination, the Borrower shall pay to the Lender such additional amount or amounts in order to compensate the Lender or its controlling corporation for any such reduction.

(b) Notwithstanding the foregoing, in no event will the Lender recover more than 100% of its aggregate increased costs under this Section 2.2.8 from the Borrower and all other Borrowers of the Lender.

2.3.9 ACH Transactions and Swap Contracts.

The Borrower may request and the Lender or its Affiliates may, in their sole and absolute discretion, provide ACH Transactions and Swap Contracts. In the event the Borrower requests Lender or its Affiliates to procure ACH Transactions or Swap Contracts, then the Borrower agrees to indemnify and hold the Lender or its Affiliates harmless from any and all obligations now or hereafter owing to the Lender or its Affiliates. The Borrower agrees to pay the Lender or its Affiliates all amounts owing to the Lender or its Affiliates pursuant to ACH Transactions and Swap Contracts. In the event the Borrower shall not have paid to the Lender or its Affiliates such amounts, the Lender may cover such amounts by an advance under the Revolving Loan, which advance shall be deemed to have been requested by the Borrower. The Borrower acknowledges and agrees that the obtaining of ACH Transactions and Swap Contracts from the Lender or its Affiliates (a) is in the sole and absolute discretion of the Lender or its Affiliates and (b) is subject to all rules and regulations of the Lender or its Affiliates.

ARTICLE III

THE COLLATERAL

Section 3.1 Debt and Obligations Secured.

All property and Liens assigned, pledged or otherwise granted under or in connection with this Agreement (including, without limitation, those under Section 3.2 (Grant of Liens)) or any of the Financing Documents shall secure (a) the payment of all of the Obligations, and (b) the performance, compliance with and observance by the Borrower of the provisions of this Agreement and all of the other Financing Documents or otherwise under the Obligations.

Section 3.2 Grant of Liens.

The Borrower hereby assigns, pledges and grants to the Lender, and agrees that the Lender shall have a perfected and continuing security interest in, and Lien on, (a) all of the Borrower’s Accounts, Chattel Paper, Documents, Instruments, Investment Property, and General Intangibles and all of the Borrower’s deposit accounts with any financial institution with which the Borrower maintains deposits, whether now owned or existing or hereafter acquired or arising, (b) all returned, rejected or repossessed goods, the sale or lease of which shall have given or shall give rise to an Account or Chattel Paper, (c) all insurance policies relating to the foregoing, (d) all books and records in whatever media (paper, electronic or otherwise) recorded or stored, with respect to the foregoing and all General Intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records; and (e) all Proceeds and products of the foregoing. The Borrower further agrees that the Lender shall have in respect thereof all of the rights and remedies of a secured party under the Uniform Commercial Code as well as those provided in this Agreement, under each of the other Financing Documents and under applicable Laws.

Without implying any limitation to the foregoing, as additional Collateral and security for the Obligations, the Borrower hereby assigns to the Lender all of its respective rights, title and interest in, to, and under, the Purchase Agreement and all of the other Purchase Agreement Documents, including, without limitation, all of the benefits of any representations and warranties provided by the Seller and any and all rights of the Borrower to indemnification from the Seller or any other Person contained therein. Neither the assignment to the Lender nor any other provision contained in this Agreement or any of the other Financing Documents shall impose on the Lender any obligation or liability of the Borrower under the Purchase Agreement and/or under any of the other Purchase Agreement Documents. The Borrower hereby agrees to indemnify the Lender and hold the Lender harmless from any and all claims, actions, suits, losses, damages, costs, expenses, fees, obligations and liabilities which may be incurred by or imposed upon the Lender by virtue of the assignment of and Lien on the Borrower’s rights, title and interest in, to, and under the Purchase Agreement and the other Purchase Agreement Documents. The Borrower further acknowledges and agrees that following the occurrence of an Event of Default, the Lender shall be entitled to enforce any and all rights and remedies available to the Borrower under the Purchase Agreement and/or under any or all of the Purchase Agreement Documents and/or applicable Laws with respect to the Purchase Agreement Transaction.

Section 3.3 Personal Property.

The Borrower acknowledges and agrees that it is the intention of the parties to this Agreement that the Lender shall have a first priority, perfected Lien, in form and substance satisfactory to the Lender and its counsel, on all of the Collateral, whether now owned or hereafter acquired, subject only to the Permitted Liens, if any.

Section 3.4 Record Searches.

As of the Closing Date and thereafter at the time any Financing Document is executed and delivered by the Borrower pursuant to this Section, the Lender shall have received, in form and substance satisfactory to the Lender, such Lien or record searches with respect to the Borrower and/or any other Person, as appropriate, and the property covered by such Financing Document showing that the Lien of such Financing Document will be a perfected first priority Lien on the property covered by such Financing Document subject only to Permitted Liens or to such other matters as the Lender may approve.

Section 3.5 Costs.

The Borrower agrees to pay, as part of the Enforcement Costs and to the fullest extent permitted by applicable Laws, on demand all costs, fees and expenses incurred by the Lender in connection with the taking, perfection, preservation, protection and/or release of a Lien on the Collateral.

Section 3.6 Release.

Upon the indefeasible repayment in full in cash of the Obligations and performance of all Obligations of the Borrower and all obligations and liabilities of each other Person, other than the Lender, under this Agreement and all other Financing Documents, the termination and/or expiration of the Commitment and Outstanding Letter of Credit Obligations, upon the Borrower’s request and at the Borrower’s sole cost and expense, the Lender shall release and/or terminate any Financing Document but only if and provided that there is no commitment or obligation (whether or not conditional) of the Lender to re-advance amounts which would be secured thereby.

Section 3.7 Inconsistent Provisions.

In the event that the provisions of any Financing Document directly conflict with any provision of this Agreement, the provisions of this Agreement govern.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties.

The Borrower represents and warrants to the Lender, as follows:

4.1.1 Subsidiaries.

The Borrower has the Subsidiaries listed on EXHIBIT D attached hereto and made a part hereof and no others. Each of the Subsidiaries is a Wholly Owned Subsidiary except as shown on EXHIBIT D, which correctly indicates the nature and amount of the Borrower’s ownership interests therein.

4.1.2 Existence.

The Borrower (a) is a Registered Organization under the laws of the jurisdiction stated in the Preamble of this Agreement, (b) is in good standing under the laws of the jurisdiction in which it is organized, (c) has the power to own its property and to carry on its business as now being conducted, and (d) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary. The Borrower is organized under the laws of only one (1) jurisdiction.

4.1.3 Power and Authority.

The Borrower has full power and authority to execute and deliver this Agreement, the other Financing Documents to which it is a party, to make the borrowings under this Agreement, and to incur and perform the Obligations whether under this Agreement, the Purchase Agreement Documents, the other Financing Documents or otherwise, all of which have been duly authorized by all proper and necessary action. No consent or approval of owners or any creditors of the Borrower, and no consent, approval, filing or registration with or notice to any Governmental Authority on the part of the Borrower, is required as a condition to the execution, delivery, validity or enforceability of this Agreement, the other Financing Documents or the performance by the Borrower of the Obligations or the closing of the Purchase Agreement Transaction.

4.1.4 Binding Agreements.

This Agreement and the other Financing Documents executed and delivered by the Borrower have been properly executed and delivered and constitute the valid and legally binding obligations of the Borrower and are fully enforceable against the Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, and general principles of equity regardless of whether applied in a proceeding in equity or at law.

4.1.5 No Conflicts.

Neither the execution, delivery and performance of the terms of this Agreement or of any of the other Financing Documents executed and delivered by the Borrower nor the consummation of the transactions contemplated by this Agreement will conflict with, violate or be prevented by (a) the Borrower’s organizational or governing documents, (b) any existing mortgage, indenture, contract or agreement binding on the Borrower or affecting its property, or (c) any Laws.

4.1.6 No Defaults, Violations.

(a) No Default or Event of Default has occurred and is continuing.

(b) Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any obligation under any existing mortgage, indenture, contract or agreement binding on it or affecting its property in any respect which could be materially adverse to the business, operations, property or financial condition of the Borrower, or which could materially adversely affect the ability of the Borrower to perform its obligations under this Agreement or the other Financing Documents, to which the Borrower is a party.

4.1.7 Compliance with Laws.

Neither the Borrower nor any of its Subsidiaries is in violation of any applicable Laws or order, writ, injunction, decree or demand of any court, arbitrator, or any Governmental Authority affecting the Borrower or any of its properties, the violation of which, considered in the aggregate, could materially adversely affect the business, operations or properties of the Borrower and/or its Subsidiaries.

4.1.8 Margin Stock.

None of the proceeds of the Loan will be used, directly or indirectly, by the Borrower or any Subsidiary for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry, any “margin stock” within the meaning of Regulation U (12 C.F.R. Part 221), of the Board of Governors of the Federal Reserve System or for any other purpose which might make the transactions contemplated in this Agreement a “purpose credit” within the meaning of Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934 or the Small Business Investment Act of 1958, as amended, or any rules or regulations promulgated under any of such statutes.

4.1.9 Investment Company Act.

Neither the Borrower nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, nor is it, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company within the meaning of said Act.

4.1.10 Litigation.

Except as otherwise disclosed on Schedule 4.1.10 attached hereto and made a part hereof (which Schedule may be updated by Borrower from time to time, with the written consent of the Lender), there are no proceedings, actions or investigations pending or, so far as the Borrower knows, threatened before or by any court, arbitrator or any Governmental Authority which, in any one case or in the aggregate, if determined adversely to the interests of the Borrower or any Subsidiary, would have a Material Adverse Effect.

4.1.11 Financial Condition.

The consolidated financial statements of the Borrower dated December 31, 2005, are complete and correct and fairly present the financial position of the Borrower and its Subsidiaries and the results of their operations and transactions in their surplus accounts as of the date and for the period referred to and have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. There are no liabilities required by GAAP, direct or indirect, fixed or contingent, of the Borrower or its Subsidiaries as of the date of such financial statements that are not reflected therein or in the notes thereto. There has been no adverse change in the financial condition or operations of the Borrower or its Subsidiaries since the date of such financial statements and to the Borrower’s knowledge no such adverse change is pending or threatened. Neither the Borrower nor any Subsidiary has guaranteed the obligations of, or made any investment in or advances to, any Person, except as disclosed in such financial statements.

4.1.12 Full Disclosure.

The financial statements referred to in Section 4.1.11 (Financial Condition), the Financing Documents (including, without limitation, this Agreement), and the statements, reports or certificates furnished by the Borrower in connection with the Financing Documents (a) do not contain any untrue statement of a material fact and (b) when taken in their entirety, do not omit any material fact necessary to make the statements contained therein not misleading. There is no fact known to the Borrower which the Borrower has not disclosed to the Lender in writing or in its Form 10-K, 10-Q or 8-K or other filings filed with the Securities and Exchange Commission from time to time with respect to the transactions contemplated by the Financing Documents that has or in the future could, in the reasonable opinion of the Borrower have a Material Adverse Effect (it being recognized by the Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

4.1.13 Indebtedness for Borrowed Money.

Except for the Obligations and except as set forth in Schedule 4.1.13 attached hereto and made a part hereof (which Schedule may be updated by Borrower from time to time, with the written consent of the Lender), the Borrower has no Indebtedness for Borrowed Money unless permitted pursuant to this Agreement. The Lender has received photocopies of all promissory notes evidencing any Indebtedness for Borrowed Money set forth in Schedule 4.1.13. together with any and all subordination agreements, other agreements, documents, or instruments securing, evidencing, guarantying or otherwise executed and delivered in connection therewith.

4.1.14 Taxes.

Each of the Borrower and its Subsidiaries has filed all returns, reports and forms for Taxes that, to the knowledge of the Borrower, are required to be filed, and has paid all Taxes as shown on such returns or on any assessment received by it, to the extent that such Taxes have become due, unless and to the extent only that such Taxes, assessments and governmental charges are currently contested in good faith and by appropriate proceedings by the Borrower, such Taxes are not the subject of any Liens other than Permitted Liens, and adequate reserves therefore have been established as required under GAAP. All tax liabilities of the Borrower were as of the date of audited financial statements referred to in Section 4.1.11 (Financial Condition), and are now, adequately provided for on the books of the Borrower or its Subsidiaries, as appropriate. No tax liability has been asserted by the Internal Revenue Service or any state or local authority against the Borrower for Taxes in excess of those already paid.

4.1.15 ERISA.

With respect to any Plan that is maintained or contributed to by the Borrower and/or by any Commonly Controlled Entity or as to which the Borrower retains material liability: (a) no “accumulated funding deficiency” as defined in Code §412 or ERISA §302 has occurred, whether or not that accumulated funding deficiency has been waived; (b) no

Reportable Event has occurred other than events for which reporting has been waived; (c) no termination of any plan subject to Title IV of ERISA has occurred; (d) neither the Borrower nor any Commonly Controlled Entity has incurred a “complete withdrawal” within the meaning of ERISA §4203 from any Multi-employer Plan; (e) neither the Borrower nor any Commonly Controlled Entity has incurred a “partial withdrawal” within the meaning of ERISA §4205 with respect to any Multi-employer Plan; (f) no Multi-employer Plan to which the Borrower or any Commonly Controlled Entity has an obligation to contribute is in “reorganization” within the meaning of ERISA §4241 nor has notice been received by the Borrower or any Commonly Controlled Entity that such a Multi-employer Plan will be placed in “reorganization”.

4.1.16 Title to Properties.

The Borrower has good and marketable title to all of its properties, including, without limitation, the Collateral and the properties and assets reflected in the balance sheets described in Section 4.1.11 (Financial Condition). All of such properties, including, without limitation, the Collateral that were purchased, were purchased for fair consideration and reasonably equivalent value in the ordinary course of business of both the seller and the Borrower and not, by way of example only, as part of a bulk sale.

4.1.17 Patents, Trademarks, Etc.

Each of the Borrower and its Subsidiaries owns, possesses, or has the right to use all necessary Patents, licenses, Trademarks, Copyrights, permits and franchises to own its properties and to conduct its business as now conducted, without known conflict with the rights of any other Person. Any and all obligations to pay royalties or other charges with respect to such properties and assets are properly reflected on the financial statements described in Section 4.1.11 (Financial Condition).

4.1.18 Employee Relations.

Except as disclosed on Schedule 4.1.18 attached hereto and made a part hereof (which Schedule may be updated by Borrower from time to time, with the written consent of the Lender), (a) neither the Borrower nor any Subsidiary thereof nor any of the Borrower’s or Subsidiary’s employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of the Borrower or any Subsidiary and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of the Borrower, (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of the Borrower after due inquiry, threatened between the Borrower and its employees, and (d) neither the Borrower nor any of its Subsidiaries is subject to an employment contract, severance agreement, commission contract, consulting agreement or bonus agreement. Hours worked and payments made to the employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from the Borrower or for which any claim may be made against the Borrower, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on its books. The consummation of the transactions contemplated by the Financing Agreement or any of the other Financing Documents, will not give rise to a right of termination or right of re-negotiation on the part of any union under any collective bargaining agreement to which the Borrower is a party or by which it is bound.

4.1.19 Presence of Hazardous Materials or Hazardous Materials Contamination.

To the best of the Borrower’s knowledge, (a) no Hazardous Materials are located on any real property owned, controlled or operated by the Borrower or for which the Borrower is, or is claimed to be, responsible, except for reasonable quantities of necessary supplies for use by the Borrower in the ordinary course of its current line of business and stored, used and disposed in accordance with applicable Laws; and (b) no property owned, controlled or operated by the Borrower or for which the Borrower has, or is claimed to have, responsibility has ever been used as a manufacturing, storage, or dump site for Hazardous Materials nor is affected by Hazardous Materials Contamination at any other property.

4.1.20 Perfection and Priority of Collateral.

The Lender has, or upon execution and recording of this Agreement and the Security Documents will have, and will continue to have as security for the Obligations, a valid and perfected Lien on and security interest in all Collateral, free of all other Liens, claims and rights of third parties whatsoever except Permitted Liens.

4.1.21 Places of Business and Location of Collateral.

EXHIBIT C completely and accurately identifies (a) the type of entity, the state of organization and the chief executive office of the Borrower, (b) each other place of business of the Borrower, (c) the location of all books and records pertaining to the Collateral, and (d) each location, other than the foregoing, where any of the Collateral is located.

4.1.22 Business Names and Addresses.

In the five (5) years preceding the date hereof, the Borrower has not changed its name, identity or corporate structure, has not conducted business under any name other than its current name, and has not conducted its business in any jurisdiction other than those disclosed on EXHIBIT C.

4.1.23 Accounts.

With respect to all Accounts and to the best of the Borrower’s knowledge (a) they are genuine, and in all respects what they purport to be, and are not evidenced by a judgment, an Instrument, or Chattel Paper (unless such judgment has been assigned and such Instrument or Chattel Paper has been endorsed and delivered to the Lender); (b) they represent bona fide transactions completed in accordance with the terms and provisions contained in the invoices, purchase orders and other contracts relating thereto, and the underlying transaction therefore is in accordance with all applicable Laws; (c) the amounts shown on the Borrower’s books and records, with respect thereto are actually and absolutely owing to the Borrower and are not contingent or subject to reduction for any reason other than regular discounts, credits or adjustments allowed by the Borrower in the ordinary course of its business; (d) no payments have been or shall be made thereon except payments turned over to the Lender by the Borrower; (e) all Account Debtors thereon have the capacity to contract; and (f) the goods sold, leased or transferred or the services furnished giving rise thereto are not subject to any Liens except the security interest granted to the Lender by this Agreement and Permitted Liens.

4.1.24 Solvency

The Borrower is Solvent prior to and after the making of the Loan.

4.1.25 Purchase Agreement Transaction.

The Lender has received true and correct photocopies of the Purchase Agreement and each of the other Purchase Agreement Documents, executed, delivered and/or furnished before the Original Closing Date in connection with the Purchase Agreement Transaction. Neither the Purchase Agreement nor any of the other Purchase Agreement Documents have been modified, changed, supplemented, canceled, amended or otherwise altered or affected, except as otherwise disclosed to the Lender in writing on or before the Original Closing Date. The Purchase Agreement Transaction has been effected, closed and consummated pursuant to, and in accordance with, the terms and conditions of the Purchase Agreement and with all applicable Laws.

Section 4.2 Survival; Updates of Representations and Warranties.

All representations and warranties contained in or made under or in connection with this Agreement and the other Financing Documents shall survive the Closing Date, the making of any advance under the Loan and extension of credit made hereunder, and the incurring of any other Obligations and shall be deemed to have been made at the time of each request for, and again at the time of the making of, each advance under the Loan or the issuance of each Letter of Credit,, except that the representations and warranties which relate to the financial statements which are referred to in Section 4.1.11 (Financial Condition), shall also be deemed to cover financial statements furnished from time to time to the Lender pursuant to Section 6.1.1 (Financial Statements), provided, however, that to the extent that any such representation or warranty relates to a specific date, such representation or warranty shall be true and correct as of such date.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1 Conditions to the Initial Advance.

The making of the initial advance under the Loan is subject to the fulfillment on or before the Closing Date of the following conditions precedent in a manner satisfactory in form and substance to the Lender and its counsel:

5.1.1 Organizational Documents – Borrower.

The Lender shall have received:

(a) a certificate of good standing certified by the Secretary of State, or other appropriate Governmental Authority, of the state of formation of the Borrower;

(b) a certified copy from the appropriate Governmental Authority under which the Borrower is organized, of the Borrower’s organizational documents and all recorded amendments thereto;

(c) a certificate of qualification to do business certified by the Secretary of State or other Governmental Authority of each jurisdiction in which the Borrower conducts business; and

(d) a certificate dated as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower covering:

(i) true and complete copies of the Borrower’s organizational and governing documents and all amendments thereto;

(ii) true and complete copies of the resolutions of its Board of Directors authorizing (A) the execution, delivery and performance of the Financing Documents to which it is a party, (B) the borrowings hereunder, and (C) the granting of the Liens contemplated by this Agreement and the Financing Documents to which the Borrower is a party;

(iii) the incumbency, authority and signatures of the officers of the Borrower authorized to sign this Agreement and the other Financing Documents to which the Borrower is a party; and

(iv) the identity of the Borrower’s current directors, common stock holders and other equity holders, as well as their respective percentage ownership interests.

5.1.2 Opinion of Borrower’s Counsel.

The Lender shall have received the favorable opinion of counsel for the Borrower addressed to the Lender.

5.1.3 Organizational Documents – Guarantors.

The Lender shall have received for each Guarantor:

(a) a certificate of good standing certified by the Secretary of State, or other appropriate Governmental Authority, of the state of formation of the Guarantor;

(b) a certificate of qualification to do business certified by the Secretary of State or other Governmental Authority of each state in which the Guarantor conducts business;

(c) a certificate dated as of the Closing Date by the Secretary or an Assistant Secretary of the Guarantor covering:

(i) true and complete copies of the Guarantor’s organizational and governing documents and all amendments thereto;

(ii) true and complete copies of the resolutions of the Board of Directors of the Guarantor authorizing the execution, delivery and performance of the Financing Documents to which the Guarantor is a party and the granting of the Liens contemplated by any of the Financing Documents to which the Guarantor is a party;

(iii) the incumbency, authority and signatures of the officers of the Guarantor authorized to sign the Guaranty and all other Financing Documents to which the Guarantor is a party;

(iv) the identity of the Guarantor’s current directors, common stock holders and other equity holders, as well as their respective percentage ownership interests; and

(d) the favorable opinion of counsel for the Guarantor addressed to the Lender.

5.1.4 Consents, Licenses, Approvals, Etc.

The Lender shall have received copies of all consents, licenses and approvals, required in connection with the execution, delivery, performance, validity and enforceability of the Financing Documents, and such consents, licenses and approvals shall be in full force and effect.

5.1.5 Note.

The Lender shall have received the Revolving Credit Note, conforming to the requirements hereof and executed by a Responsible Officer of the Borrower and attested by a duly authorized representative of the Borrower.

5.1.6 Financing Documents and Collateral.

The Borrower shall have executed and delivered the Financing Documents to be executed by it, and shall have delivered original Chattel Paper, Instruments, Investment Property, and related Collateral and all opinions, title insurance, and other documents contemplated by ARTICLE III (The Collateral).

5.1.7 Other Financing Documents.

In addition to the Financing Documents to be delivered by the Borrower, the Lender shall have received the Financing Documents duly executed and delivered by Persons other than the Borrower.

5.1.8 Other Documents. Etc.

The Lender shall have received such other certificates, opinions, documents and instruments confirmatory of or otherwise relating to the transactions contemplated hereby as may have been reasonably requested by the Lender.

5.1.9 Payment of Fees.

The Lender shall have received payment of any Fees due on or before the Closing Date.

5.1.10 Recordings and Filings.

The Borrower shall have: (a) executed and delivered all Financing Documents required to be filed, registered or recorded in order to create, in favor of the Lender, a perfected Lien in the Collateral (subject only to the Permitted Liens) in form and in sufficient number for filing, registration, and recording in each office in each jurisdiction in which such filings, registrations and recordations are required, and (b) delivered such evidence as the Lender deems satisfactory that all necessary filing fees and all recording and other similar fees, and all Taxes and other expenses related to such filings, registrations and recordings will be or have been paid in full.

5.1.11 Insurance Certificate.

The Lender shall have received an insurance certificate in accordance with the provisions of Section 6.1.8 (Insurance).

5.1.12 Landlord’s Waivers.

The Lender shall have received a waiver from each landlord of each and every business premise leased by the Borrower and on which any of the Collateral is or may hereafter be located, which landlords’ waivers must be reasonably acceptable to the Lender and its counsel in their sole and absolute discretion.

Section 5.2 Conditions to all Extensions of Credit.

The making of all advances under the Loan and the issuance of all Letters of Credit is subject to the fulfillment of the following conditions precedent in a manner satisfactory in form and substance to the Lender and its counsel:

5.2.1 Compliance.

The Borrower shall have complied and shall then be in compliance with all terms, covenants, conditions and provisions of this Agreement and the other Financing Documents that are binding upon it.

5.2.2 Default.

There shall exist no Event of Default or Default hereunder.

5.2.3 Representations and Warranties.

The representations and warranties of the Borrower contained among the provisions of this Agreement shall be true and with the same effect as though such representations and warranties had been made at the time of the making of, and of the request for, each advance under the Loan or the issuance of each Letter of Credit, except that the representations and warranties which relate to financial statements which are referred to in Section 4.1.11 (Financial Condition), shall also be deemed to cover financial statements furnished from time to time to the Lender pursuant to Section 6.1.1 (Financial Statements), provided, however, that to the extent that any such representation or warranty relates to a specific date, such representation or warranty shall be true and correct as of such date.

5.2.4 Adverse Change.

No change or event has occurred which constitutes a Materially Adverse Effect.

5.2.5 Legal Matters.

All legal documents incident to each advance under the Loan and each of the Letters of Credit shall be reasonably satisfactory to counsel for the Lender.

ARTICLE VI

COVENANTS OF THE BORROWER

Section 6.1 Affirmative Covenants.

So long as any of the Obligations (or the Commitment) shall be outstanding hereunder, the Borrower agrees with the Lender as follows:

6.1.1 Financial Statements.

The Borrower shall furnish to the Lender:

(a) Annual Statements and Certificates. The Borrower shall furnish to the Lender as soon as available, but in no event more than one hundred twenty (120) days after the close of each fiscal year of the Borrower, (i) either (A) a copy of the annual financial statement in reasonable detail satisfactory to the Lender relating to the Borrower and its Subsidiaries, prepared in accordance with GAAP and audited by independent certified public accountants satisfactory to the Lender, which financial statement shall include a consolidated and consolidating balance sheet, profit and loss statement and statement of cash flow with supporting schedules as of the end of such fiscal year, or (B) a copy of Borrower’s Form 10-K as filed with the Securities and Exchange Commission for such fiscal year, (ii) a Compliance Certificate, in substantially the form attached to this Agreement as EXHIBIT E, as may be amended by the Lender from time to time, containing a detailed computation of each financial covenant in this Agreement which is applicable for the period reported, a certification that no change has occurred to the information contained on EXHIBIT C (except as set forth in a schedule attached to the certification), prepared by a Responsible Officer of the Borrower in a format acceptable to the Lender and (iii) a management letter in the form prepared by the Borrower’s independent certified public accountants, unless included in the Borrower’s 10-K.

(b) Quarterly Statements and Certificates. The Borrower shall furnish to the Lender as soon as available, but in no event more than forty five (45) days after the close of the Borrower’s fiscal quarters, (i) (A) consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the close of such period, consolidated and consolidating income, cash flows and changes in shareholders equity statements for such period, projected cash flow on a month to month basis and projected income statements or (B) a copy of Borrower’s Form 10-Q as filed with the Securities and Exchange Commission for such fiscal quarter and (ii) a Compliance Certificate, in substantially the form attached to this Agreement as EXHIBIT E, containing a detailed computation of each financial covenant in this Agreement which is applicable for the period reported, a certification that no change has occurred to the information contained in on EXHIBIT C (except as set forth on a schedule attached to the certification), all as prepared by a Responsible Officer of the Borrower in a format acceptable to the Lender, all as prepared and certified by a Responsible Officer of the Borrower and accompanied by a certificate of that officer stating whether any event has occurred which constitutes a Default or an Event of Default hereunder, and, if so, stating the facts with respect thereto.

(c) Projections. The Borrower shall furnish to the Lender as soon as available, but in no event later than sixty (60) days after the beginning of each fiscal year of Borrower, a consolidated projection of revenue and earnings per share for the current fiscal year.

(d) Additional Reports and Information. The Borrower shall furnish to the Lender promptly, such additional information, reports or statements related to the Borrower and the Guarantors as the Lender may from time to time reasonably request.

6.1.2 Reports to SEC and to Stockholders.

The Borrower will furnish to the Lender, promptly upon the filing or making thereof, at least one (1) copy of all financial statements, reports, notices and proxy statements sent by the Borrower to its stockholders, and of all regular and other reports filed by the Borrower with any securities exchange or with the Securities and Exchange Commission. With respect to any filing with the Securities and Exchange Commission, the Borrower will furnish to the Lender a copy of any such filing within ten (10) days of such filing.

6.1.3 Recordkeeping, Rights of Inspection, Field Examination, Etc.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, maintain (i) a standard system of accounting in accordance with GAAP, and (ii) proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its properties, business and activities.

(b) The Borrower shall, and shall cause each of its Subsidiaries to, permit authorized representatives of the Lender to visit and inspect the properties of the Borrower and its Subsidiaries, to review, audit, check and inspect the Collateral at any time with or without notice, to review, audit, check and inspect the Borrower’s other books of record at any time with or without notice and to make abstracts and photocopies thereof, and to discuss the affairs, finances and accounts of the Borrower and/or any Subsidiaries, with the officers, directors, employees and other representatives of the Borrower and/or any Subsidiaries and their respective accountants, all at such times during normal business hours and other reasonable times and as often as the Lender may reasonably request.

(c) The Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by the Borrower and/or any Subsidiaries at any time prior to the repayment in full of the Obligations to exhibit and deliver to the Lender copies of any and all of the financial statements, trial balances, management letters, or other accounting records of any nature of the Borrower and/or any Subsidiaries in the accountant’s or auditor’s possession, and to disclose to the Lender any information they may have concerning the financial status and business operations of the Borrower and its Subsidiaries. Further, the Borrower hereby authorizes all Governmental Authorities to furnish to the Lender copies of reports or examinations relating to the Borrower and/or any Subsidiaries, whether made by the Borrower or otherwise.

(d) Any and all costs and expenses incurred by, or on behalf of, the Lender in connection with the conduct of any of the foregoing, including, without limitation, travel, lodging, meals, and other expenses for each auditor employed by the Lender for inspections of the Collateral and the Borrower’s operations, shall be part of the Enforcement Costs and shall be payable to the Lender upon demand. The Borrower acknowledges and agrees that such expenses may include, but shall not be limited to, any and all out-of-pocket costs and expenses of the Lender’s employees and agents in, and when, traveling to the Borrower’s facilities.

6.1.4 Existence.

The Borrower shall (a) maintain, and cause each of its Subsidiaries to maintain, its existence in good standing in the jurisdiction in which it is organized and in each other jurisdiction where it is required to register or qualify to do business if the failure to do so in such other jurisdiction might have a Material Adverse Effect and (b) remain a Registered Organization under the laws of the jurisdiction stated in the Preamble of this Agreement.

6.1.5 Compliance with Laws.

The Borrower shall comply, and cause each of its Subsidiaries to comply, with all applicable Laws and observe the valid requirements of Governmental Authorities, the noncompliance with or the non-observance of which might have a Material Adverse Effect.

6.1.6 Preservation of Properties.

The Borrower will, and will cause each of its Subsidiaries to, at all times (a) maintain, preserve, protect and keep its properties, whether owned or leased, in good operating condition, working order and repair (ordinary wear and tear excepted), and from time to time will make all proper repairs, maintenance, replacements, additions and improvements thereto needed to maintain such properties in good operating condition, working order and repair, and (b) do or cause to be done all things necessary to preserve and to keep in full force and effect its material franchises, leases of real and personal property, trade names, Patents, Trademarks, Copyrights and permits which are necessary for the orderly continuance of its business.

6.1.7 Line of Business.

The Borrower will continue to engage substantially only in the business of pharmacy benefit management.

6.1.8 Insurance.

The Borrower will, and will cause each of its Subsidiaries to, at all times maintain with “A” or better rated insurance companies such insurance as is required by applicable Laws and such other insurance, in such amounts, of such types and against such risks, hazards, liabilities, casualties and contingencies as are usually insured against in the same geographic areas by business entities engaged in the same or similar business. Without limiting the generality of the foregoing, the Borrower will, and will cause each of its Subsidiaries to, keep adequately insured all of its property against loss or damage resulting from fire or other risks insured against by extended coverage and maintain public liability insurance against claims for personal injury, death or property damage occurring upon, in or about any properties occupied or controlled by it, or arising in any manner out of the businesses carried on by it, all in such amounts not less than the Lender shall reasonably determine from time to time. The Borrower shall deliver to the Lender on the Closing Date (and thereafter on each date there is a material change in the insurance coverage) a certificate of a Responsible Officer of the Borrower containing a detailed list of the insurance then in effect and stating the names of the insurance companies, the types, the amounts and rates of the insurance, dates of the expiration thereof and the properties and risks covered thereby. Within thirty (30) days after notice in writing from the Lender, the Borrower will obtain such additional insurance as the Lender may reasonably request.

6.1.9 Taxes.

Except to the extent that the validity or amount thereof is being contested in good faith and by appropriate proceedings, the Borrower will, and will cause each of its Subsidiaries, to pay and discharge all Taxes prior to the date when any interest or penalty would accrue for the nonpayment thereof. The Borrower shall furnish to the Lender at such times as the Lender may require proof satisfactory to the Lender of the making of payments or deposits required by applicable Laws including, without limitation, payments or deposits with respect to amounts withheld by the Borrower from wages and salaries of employees and amounts contributed by the Borrower on account of federal and other income or wage taxes and amounts due under the Federal Insurance Contributions Act, as amended.

6.1.10 ERISA.

The Borrower will, and will cause each of its Commonly Controlled Entities to, comply with the funding requirements of ERISA with respect to Plans for its respective employees. The Borrower will not permit with respect to any Plan (a) any prohibited transaction or transactions under ERISA or the Internal Revenue Code, which results, or may result, in any material liability of the Borrower and/or any Subsidiary and/or Affiliate, or (b) any Reportable Event if, upon termination of the Plan or Plans with respect to which one or more such Reportable Events shall have occurred, there is or would be any material liability of the

Borrower and/or any Subsidiary and/or Affiliate to the PBGC. Upon the Lender’s request, the Borrower will deliver to the Lender a copy of the most recent actuarial report, financial statements and annual report completed with respect to any Plan.

6.1.11 Notification of Events of Default and Adverse Developments.

The Borrower shall promptly notify the Lender upon obtaining knowledge of the occurrence of:

(a) any Event of Default;

(b) any Default;

(c) any litigation instituted or threatened against the Borrower or its Subsidiaries and of the entry of any judgment or Lien (other than any Permitted Liens) against any of the assets or properties of the Borrower or any Subsidiary where the claims against the Borrower or any of its Subsidiaries exceed Two Million Dollars ($2,000,000) and are not covered by insurance;

(d) any event, development or circumstance whereby the financial statements furnished hereunder fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operational results of the Borrower or any of its Subsidiaries;

(e) any judicial, administrative or arbitral proceeding pending against the Borrower or any of its Subsidiaries and any judicial or administrative proceeding known by the Borrower to be threatened against it or any of its Subsidiaries which, if adversely decided, could materially adversely affect its financial condition or operations (present or prospective);

(f) the receipt by the Borrower or any of its Subsidiaries of any notice, claim or demand from any Governmental Authority which alleges that the Borrower or any Subsidiary is in violation of any of the terms of, or has failed to comply with any applicable Laws regulating its operation and business, including, but not limited to, the Occupational Safety and Health Act and the Environmental Protection Act, which violation would, or could reasonably be expected to, have a Material Adverse Effect; and

(g) any change in Senior Management;

in each case describing in detail satisfactory to the Lender the nature thereof and the action the Borrower proposes to take with respect thereto.

6.1.12 Hazardous Materials; Contamination.

The Borrower agrees to:

(a) give notice to the Lender immediately upon acquiring knowledge of the presence of any Hazardous Materials or any

Hazardous Materials Contamination on any property owned, operated or controlled by the Borrower or for which the Borrower is, or is claimed to be, responsible (provided that such notice shall not be required for Hazardous Materials placed or stored on such property in accordance with applicable Laws in the ordinary course (including, without limitation, quantity) of the Borrower’s line of business expressly described in this Agreement), with a full description thereof;

(b) promptly comply with any Laws requiring the removal, treatment or disposal of Hazardous Materials or Hazardous Materials Contamination and provide the Lender with satisfactory evidence of such compliance;

(c) provide the Lender, within thirty (30) days after a demand by the Lender, with a bond, letter of credit or similar financial assurance evidencing to the Lender’s satisfaction that the necessary funds are available to pay the cost of removing, treating, and disposing of such Hazardous Materials or Hazardous Materials Contamination and discharging any Lien which may be established as a result thereof on any property owned, operated or controlled by the Borrower or for which the Borrower is, or is claimed to be, responsible; and

(d) as part of the Obligations, defend, indemnify and hold harmless the Lender and its agents, employees, trustees, successors and assigns from any and all claims which may now or in the future (whether before or after the termination of this Agreement) be asserted as a result of the presence of any Hazardous Materials or any Hazardous Materials Contamination on any property owned, operated or controlled by the Borrower or for which the Borrower is, or is claimed to be, responsible. The Borrower acknowledges and agrees that this indemnification shall survive the termination of this Agreement and the Commitment and the payment and performance of all of the other Obligations.

6.1.13 Financial Covenants.

(a) Funded Debt to EBITDA. The Borrower shall at all times maintain a ratio of Funded Debt to EBITDA, tested as of the last day of each of the Borrower’s fiscal quarters for the four (4) quarter period ending on that date, of not greater than 2.25 to 1.00.

(b) EBIT to Interest Ratio. The Borrower shall at all times maintain an EBIT to Interest Ratio, tested as of the last day of each of the Borrower’s fiscal quarters for the four (4) quarter period ending on that date, of not less than 3.50 to 1.00.

6.1.14 Collection of Receivables.

Until such time that the Lender shall notify the Borrower of the revocation of such privilege, the Borrower and each of its Subsidiaries shall at its own expense have the privilege for the account of, and in trust for, the Lender of collecting its Receivables and receiving in respect thereto all Items of Payment and shall otherwise completely service all of the Receivables including (a) the billing, posting and maintaining of complete records applicable thereto, (b) the taking of such action with respect to the Receivables as the Lender may request or in the absence of such request, as the Borrower and each of the Subsidiaries may deem advisable; and (c) the granting, in the ordinary course of business, to any Account Debtor, any rebate, refund or adjustment to which the Account Debtor may be lawfully entitled, and may accept, in connection therewith, the return of goods, the sale or lease of which shall have given rise to a Receivable and may take such other actions relating to the settling of any Account Debtor’s claim as may be commercially reasonable. The Lender may, at its option, at any time or from time to time after and during the continuance of an Event of Default hereunder, revoke the collection privilege given in this Agreement to the Borrower and any one or more of the Subsidiaries by either giving notice of its assignment of, and Lien on the Collateral to the Account Debtors or giving notice of such revocation to the Borrower. The Lender shall not have any duty to, and the Borrower hereby releases the Lender from all claims of loss or damage caused by the delay or failure to collect or enforce any of the Receivables or to preserve any rights against any other party with an interest in the Collateral. The Lender shall be entitled at any time and from time to time to confirm and verify Receivables.

6.1.15 Assignments of Receivables.

The Borrower will promptly, upon request, execute and deliver to the Lender written assignments, in form and content acceptable to the Lender, of specific Receivables or groups of Receivables; provided, however, the Lien and/or security interest granted to the Lender under this Agreement shall not be limited in any way to or by the inclusion or exclusion of Receivables within such assignments. Receivables so assigned shall secure payment of the Obligations and are not sold to the Lender whether or not any assignment thereof, which is separate from this Agreement, is in form absolute. The Borrower agrees that neither any assignment to the Lender nor any other provision contained in this Agreement or any of the other Financing Documents shall impose on the Lender any obligation or liability of the Borrower with respect to that which is assigned and the Borrower hereby agrees to indemnify the Lender and hold the Lender harmless from any and all claims, actions, suits, losses, damages, costs, expenses, fees, obligations and liabilities which may be incurred by or imposed upon the Lender by virtue of the assignment of and Lien on the Borrower’s rights, title and interest in, to, and under the Collateral.

6.1.16 Maintenance of the Collateral.

The Borrower will maintain the Collateral in good working order, saving and excepting ordinary wear and tear, and will not permit anything to be done to the Collateral that may materially impair the value thereof. The Lender, or an agent designated by the Lender, shall be permitted to enter the premises of the Borrower and the Subsidiaries and examine, audit and inspect the Collateral at any reasonable time and from time to time without notice. The Lender shall not have any duty to, and the Borrower hereby releases the Lender from all claims of loss or damage caused by the delay or failure to collect or enforce any of the Receivables or to, preserve any rights against any other party with an interest in the Collateral.

6.1.17 Defense of Title and Further Assurances.

At its expense, the Borrower will defend the title to the Collateral (and any part thereof), and will immediately execute, acknowledge and deliver any renewal, affidavit, deed, assignment, security agreement, certificate or other document which the Lender may require in order to perfect, preserve, maintain, continue, protect and/or extend the Lien granted to the Lender under this Agreement or under any of the other Financing Documents and the first priority of that Lien, subject only to the Permitted Liens. The Borrower hereby authorizes the filing of any financing statement or continuation statement required under the Uniform Commercial Code. The Borrower will from time to time do whatever the Lender may require by way of obtaining, executing, delivering, and/or filing landlords’ or mortgagees’ waivers, notices of assignment and other notices and amendments and renewals thereof and the Borrower will take any and all steps and observe such formalities as the Lender may require, in order to create and maintain a valid Lien upon, pledge of, or paramount security interest in, the Collateral, subject to the Permitted Liens. The Borrower shall pay to the Lender on demand all taxes, costs and expenses incurred by the Lender in connection with the preparation, execution, recording and filing of any such document or instrument. To the extent that the proceeds of any of the Accounts or Receivables of the Borrower are expected to become subject to the control of, or in the possession of, a party other than the Borrower, the Borrower shall cause all such parties to execute and deliver on the Closing Date security documents or other documents as requested by the Lender and as may be necessary to evidence and/or perfect the security interest of the Lender in those proceeds. The Borrower hereby irrevocably appoints the Lender as the Borrower’s attorney-in-fact, with power of substitution, in the name of the Lender or in the name of the Borrower or otherwise, for the use and benefit of the Lender, but at the cost and expense of the Borrower and without notice to the Borrower, to execute and deliver any and all of the instruments and other documents and take any action which the Lender may require pursuant the foregoing provisions of this Section 6.1.17.

6.1.18 Business Names; Locations.

The Borrower will notify and cause each of its Subsidiaries to notify the Lender not less than thirty (30) days prior to (a) any change in the name under which the Borrower or the applicable Subsidiary conducts its business, (b) any change of the location of the chief executive office of the Borrower or the applicable Subsidiary, (c) the opening of any new place of business or the closing of any existing place of business, and (d) any change in the location of the places where the Collateral, or any part thereof, or the books and records, or any part thereof, are kept.

6.1.19 Deposit Relationship.

The Borrower shall maintain its primary depository and cash management accounts with the Lender.

Section 6.2 Negative Covenants.

So long as any of the Obligations or the Commitment shall be outstanding hereunder, the Borrower agrees with the Lender as follows:

6.2.1 Merger, Acquisition or Sale of Assets.

Without prior written consent of the Lender, the Borrower will not enter into (a) any sale of substantially all of the business or assets of Borrower, any of Borrower’s Subsidiaries or Affiliates or any guarantor, or a material portion (10% or more) of such business or assets if such a sale is outside the ordinary course of business of Borrower, or any of Borrower’s Subsidiaries or Affiliates or any guarantor, or more than 50% of the outstanding stock or voting power of or in any such entity in a single transaction or a series of transactions; (b) the acquisition of substantially all of the business or assets or more than 50% of the outstanding stock or voting power of any other entity if the cost of the acquisition exceeds $5,000,000 or if Borrower incurs any additional indebtedness other than in favor of the Bank in connection with any such acquisition; or (c) enter into any merger or consolidation or permit any of Borrower’s Subsidiaries or Affiliates or any guarantor to enter into any merger or consolidation, provided, however, that Borrower may enter into any acquisition, merger or consolidation provided each of the following conditions are met (a) the acquired entity (the “Target”) is a going concern; (b) the Target is in a similar or complementary line of business or a business engaged in by one or more of Borrower’s Competitors; (c) Borrower is the sole surviving, controlling corporation; (d) after giving affect to the Acquisition, the Borrower will remain in compliance with the covenants set forth in this Agreement on a pro-forma basis; and (e) if cash and non cash consideration paid for the Target exceeds $25,000,000, the Target is not an entity headquartered or organized outside of the United States. Once an Acquisition is completed the Borrower shall provide the Lender with complete details of the Acquisition and pro-forma projections to demonstrate continued compliance with the Loan covenants. All Targets will be required to promptly pledge all of their assets which constitute Collateral to secure the Loan and will be added as guarantors of the Loan.

6.2.2 Subsidiaries.

The Borrower will not create or acquire any Subsidiaries other than the Subsidiaries identified on EXHIBIT D.

6.2.3 Repurchase of Stock.

The Borrower will not retire or otherwise acquire any of its capital stock if at the time of any such retirement or acquisition, a Default or Event of Default exists or if after giving effect thereto, a Default or Event of Default would occur.

6.2.4 Dividend Restrictions.

The Borrower will not declare or pay dividends or make any other distributions to shareholders if at the time of any such declaration or payment a Default or Event of Default exists or if after giving effect thereto, a Default or Event of Default would occur.

6.2.5 Indebtedness.

The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness for Borrowed Money, or permit any Subsidiary to do so, except:

(a) the Obligations;

(b) current accounts payable arising in the ordinary course;

(c) Indebtedness in an aggregate amount not to at any time exceed Twenty Five Million Dollars ($25,000,000) secured by Permitted Liens (excluding Permitted Liens in favor of the Lender);

(d) Subordinated Indebtedness;

(e) Indebtedness of the Borrower existing on the date hereof and reflected on the financial statements furnished pursuant to Section 4.1.11 (Financial Condition);

(f) any Swap Contracts; and

(g) additional Indebtedness incurred in the ordinary course of business not to exceed Ten Million Dollars ($10,000,000) in the aggregate.

6.2.6 Investments. Loans and Other Transactions.

Except as otherwise provided in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, (a) make, assume, acquire or continue to hold any investment in any real property (unless used in connection with its business and treated as a Fixed or Capital Asset of the Borrower or the Subsidiary) or any Person, whether by stock purchase, capital contribution, acquisition of indebtedness of such Person or otherwise (including, without limitation, investments in any joint venture or partnership), (b) guaranty or otherwise become contingently liable for the Indebtedness or obligations of any Person, or (c) make any loans or advances, or otherwise extend credit to any Person, except:

(a) any advance to an officer or employee of the Borrower or any Subsidiary for travel or other business expenses in the ordinary course of business, provided that the aggregate amount of all such advances by the Borrower and its Subsidiaries (taken as a whole) outstanding at any time shall not exceed Two Hundred Thousand Dollars ($200,000);

(b) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(c) any investment in Cash Equivalents, which are pledged to the Lender as collateral and security for the Obligations;

(d) trade credit or other rebates extended to customers in the ordinary course of business; and

(e) cash investments made in accordance with the Borrower’s Investment Policy approved by the Borrower’s Board of Directors, a true and correct copy of which is attached hereto as Exhibit F.

6.2.7 Stock of Subsidiaries.

The Borrower will not sell or otherwise dispose of any shares of capital stock of any Subsidiary (except in connection with a merger or consolidation of a Wholly Owned Subsidiary into the Borrower or another Wholly Owned Subsidiary or with the dissolution of any Subsidiary) or permit any Subsidiary to issue any additional shares of its capital stock except pro rata to its stockholders.

6.2.8 Subordinated Indebtedness.

The Borrower will not, and will not permit any Subsidiary to make:

(a) any payment of principal of, or interest on, any of the Subordinated Indebtedness if a Default or an Event of Default then exists hereunder or would result from such payment;

(b) any payment of the principal or interest due on the Subordinated Indebtedness as a result of acceleration thereunder or a mandatory prepayment thereunder;

(c) any amendment or modification of or supplement to the documents evidencing or securing the Subordinated Indebtedness; or

(d) payment of principal or interest on the Subordinated Indebtedness other than when due (without giving effect to any acceleration of maturity or mandatory prepayment).

6.2.9 Liens; Confessed Judgment.

The Borrower agrees that it (a) will not create, incur, assume or suffer to exist any Lien upon any of its Collateral, whether now owned or hereafter acquired, or permit any Subsidiary so to do, except for Liens securing the Obligations and Permitted Liens, (b) will not agree to, assume or suffer to exist any provision in any instrument or other document for confession of judgment, cognovit or other similar right or remedy, (c) will not allow or suffer to exist any Permitted Liens to be superior to Liens securing the Obligations, (d) except to the extent not prohibited under the definition of “Permitted Liens”, will not enter into any contracts for the consignment of goods, will not execute or suffer the filing of any financing statements or the posting of any signs giving notice of consignments, and will not, as a material part of its business, engage in the sale of goods belonging to others, and (e) will not allow or suffer to exist the failure of any Lien described in the Security Documents to attach to, and/or remain at all times perfected on, any of the property described in the Security Documents.

6.2.10 Transactions with Affiliates.

Except in the ordinary course of business, the Borrower and its Subsidiaries will not enter into or participate in any transaction with any Affiliate or with the officers, directors, employees and other representatives of the Borrower and/or any Subsidiary.

6.2.11 Other Businesses.

The Borrower and its Subsidiaries will not materially alter the kind or type of Borrower’s business or that of Borrower’s Subsidiaries or Affiliates, if any.

6.2.12 ERISA Compliance.

Neither the Borrower nor any Commonly Controlled Entity shall: (a) engage in or permit any “prohibited transaction” (as defined in ERISA); (b) cause any “accumulated funding deficiency” as defined in ERISA and/or the Internal Revenue Code; (c) terminate any pension plan in a manner which could result in the imposition of a lien on the property of the Borrower pursuant to ERISA; (d) terminate or consent to the termination of any Multi-employer Plan; or (e) incur a complete or partial withdrawal with respect to any Multi-employer Plan.

6.2.13 Prohibition on Hazardous Materials.

The Borrower shall not place, manufacture or store or permit to be placed, manufactured or stored any Hazardous Materials on any property owned, operated or controlled by the Borrower or for which the Borrower is responsible other than Hazardous Materials placed or stored on such property in accordance with applicable Laws in the ordinary course of the Borrower’s business expressly described in this Agreement.

6.2.14 Method of Accounting; Fiscal Year.

The Borrower will not:

(a) change the method of accounting employed in the preparation of any financial statements furnished to the Lender under the provisions of Section 6.1.1 (Financial Statements), unless required to conform to GAAP and on the condition that the Borrower’s accountants shall furnish such information as the Lender may request to reconcile the changes with the Borrower’s prior financial statements.

(b) change its fiscal year from a year ending on December 31.

6.2.15 Transfer of Collateral.

The Borrower and the Subsidiaries will not transfer, or permit the transfer, to another location of any material portion of the Collateral or the books and records related to any of the Collateral. For purposes of this clause, material portion means assets which, in the aggregate, are valued at equal to or greater than ten percent (10%) of the assets stated on the last quarterly balance sheet submitted to the Lender.

6.2.16 Sale and Leaseback.

Neither the Borrower nor the Subsidiaries will directly or indirectly enter into any arrangement to sell or transfer all or any substantial part of its fixed assets and thereupon or within one (1) year thereafter rent or lease the assets so sold or transferred.

6.2.17 Disposition of Collateral.

The Borrower will not sell, discount, allow credits or allowances, transfer, assign, extend the time for payment on, convey, lease, assign, transfer or otherwise dispose of any material portion of the Collateral, except, prior to an Event of Default, dispositions expressly permitted elsewhere in this Agreement. For purposes of this clause, material portion means assets which, in the aggregate, are valued at equal to or greater than ten percent (10%) of the assets stated on the last quarterly balance sheet submitted to the Lender.

ARTICLE VII

DEFAULT AND RIGHTS AND REMEDIES

Section 7.1 Events of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default” under the provisions of this Agreement:

7.1.1 Failure to Pay.

The failure of the Borrower to pay any of the Obligations within five (5) Business Days of when due and payable in accordance with the provisions of this Agreement, the Notes and/or any of the other Financing Documents.

7.1.2 Breach of Representations and Warranties.

Any material representation or warranty made in this Agreement or in any report, statement, schedule, certificate, opinion (including any opinion of counsel for the Borrower), financial statement or other document furnished in connection with this Agreement, any of the other Financing Documents, or the Obligations, shall prove to have been false or misleading when made (or, if applicable, when reaffirmed) in any material respect.

7.1.3 Failure to Comply with Financial Covenants.

The failure of the Borrower to perform, observe or comply with any covenant, condition or agreement contained in Section 6.1.13 (Financial Covenants).

7.1.4 Failure to Comply with Other Covenants

The failure of the Borrower to perform, observe or comply with any term, covenant or agreement contained in this Agreement other than those described in Section 7.1.1 (Failure to Pay) or Section 7.1.3 (Failure to Comply with Certain Covenants), which failure shall remain unremedied for thirty (30) days from the earlier of (i) written notice thereof to the Borrower by the Lender or (ii) the date the Borrower knew or should have known of such breach thereof.

7.1.5 Default Under Other Financing Documents or Obligations.

A default shall occur under any of the other Financing Documents or under any other Obligations, and such default is not cured within any applicable grace period provided therein.

7.1.6 Receiver; Bankruptcy.

The Borrower or any Subsidiary shall (a) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or any of its property, (b) admit in writing its inability to pay its debts as they mature, (c) make a general assignment for the benefit of creditors, (d) be adjudicated a bankrupt or insolvent, (e) file a voluntary petition in bankruptcy or a petition or an answer seeking or consenting to reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or take corporate action for the purposes of effecting any of the foregoing, (f) by any act indicate its consent to, approval of or acquiescence in any such proceeding or the appointment of any receiver of or trustee for any of its property, or suffer any such receivership, trusteeship or proceeding to continue undischarged for a period of sixty (60) days, or (g) by any act indicate its consent to, approval of or acquiescence in any order, judgment or decree by any court of competent jurisdiction or any Governmental Authority enjoining or otherwise prohibiting the operation of a material portion of the Borrower’s or any Subsidiary’s business or the use or disposition of a material portion of the Borrower’s or any Subsidiary’s assets.

7.1.7 Involuntary Bankruptcy, etc.

An order for relief shall be entered in any involuntary case brought against the Borrower or any Subsidiary under the Bankruptcy Code, or (b) any such case shall be commenced against the Borrower or any Subsidiary and shall not be dismissed within ninety (90) days after the filing of the petition, or (c) an order, judgment or decree under any other Law is entered by any court of competent jurisdiction or by any other Governmental Authority on the application of a Governmental Authority or of a Person other than the Borrower or any Subsidiary (i) adjudicating the Borrower, or any Subsidiary bankrupt or insolvent, or (ii) appointing a receiver, trustee or liquidator of the Borrower or of any Subsidiary, or of a material portion of the Borrower’s or any Subsidiary’s assets, or (iii) enjoining, prohibiting or otherwise limiting the operation of a material portion of the Borrower’s or any Subsidiary’s business or the use or disposition of a material portion of the Borrower’s or any Subsidiary’s assets, and such order, judgment or decree continues unstayed and in effect for a period of thirty (30) days from the date entered.

7.1.8 Judgment.

Unless adequately insured in the opinion of the Lender, the entry of a final judgment for the payment of money involving more than $100,000 against the Borrower or any Subsidiary, and the failure by the Borrower or such Subsidiary to discharge the same, or cause it to be discharged, within thirty (30) days from the date of the order, decree or process under which or pursuant to which such judgment was entered, or to secure a stay of execution pending appeal of such judgment.

7.1.9 Execution: Attachment.

Any execution or attachment shall be levied against the Collateral, or any part thereof, and such execution or attachment shall not be set aside, discharged or stayed within thirty (30) days after the same shall have been levied.

7.1.10 Default Under Other Borrowings.

Default shall be made with respect to any Indebtedness for Borrowed Money (other than the Loan) if the default is a failure to pay at maturity or if the effect of such default is to accelerate the maturity of such Indebtedness for Borrowed Money or to permit the holder or obligee thereof or other party thereto to cause such Indebtedness for Borrowed Money to become due prior to its stated maturity.

7.1.11 Material Adverse Change.

The Lender, in its sole discretion, determines in good faith that a Materially Adverse Effect is occurring or has occurred.

7.1.12 Change in Control.

Any change shall occur in the ownership of the Borrower that effectively changes control of the Borrower.

7.1.13 Liquidation, Termination, Dissolution, Change in Control, etc.

The Borrower shall liquidate, dissolve or terminate its existence or shall suspend or terminate a substantial portion of its business operations or any change occurs in the control of the Borrower without the prior written consent of the Lender.

7.1.14 Swap Default.

An event occurs which gives the Lender the right or option to terminate any Swap Contract which is secured by the Collateral.

7.1.15 Cross Default.

At Lender’s option, any default in payment or performance of any obligation under any other loans, contracts or agreements of Borrower, any Subsidiary or Affiliate of Borrower, any general partner of or the holder(s) of the majority ownership interests of Borrower with Lender or its Affiliates (“Affiliate” shall have the meaning as defined in 11 U.S.C. § 101, except that the term “Borrower” shall be substituted for the term “Debtor” therein; “Subsidiary” shall mean any business in which Borrower holds, directly or indirectly, a controlling interest) if the effect of such default is to accelerate the maturity of such obligation or to permit the holder or obligee thereof or other party thereto to cause such obligation to become due prior to or at its stated maturity.

Section 7.2 Remedies.

Upon the occurrence of any Event of Default, the Lender may, in the exercise of its sole and absolute discretion from time to time, at any time thereafter exercise any one or more of the following rights, powers or remedies:

7.2.1 Acceleration.

The Lender may declare the Obligations (other than Obligations under any Swap Contracts between the Borrower and the Lender, which shall be governed by the default and termination provisions of said Swap Contracts), to be immediately due and payable, notwithstanding anything contained in this Agreement or in any of the other Financing Documents to the contrary, without presentment, demand, protest, notice of protest or of dishonor, or other notice of any kind, all of which the Borrower hereby waives.

7.2.2 Further Advances.

The Lender may from time to time without notice to the Borrower suspend, terminate or limit any further advances, loans or other extensions of credit under the Commitment, under this Agreement and/or under any of the other Financing Documents. Further, upon the occurrence of an Event of Default or Default specified in Section 7.1.6 (Receiver; Bankruptcy) or Section 7.1.7 (Involuntary Bankruptcy, etc.), the Revolving Credit Commitments and any agreement in any of the Financing Documents to provide additional credit shall immediately and automatically terminate and the unpaid principal amount of the Notes (with accrued interest thereon) and all other Obligations then outstanding, shall immediately become due and payable without further action of any kind and without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

7.2.3 Uniform Commercial Code.

The Lender shall have all of the rights and remedies of a secured party under the applicable Uniform Commercial Code and other applicable Laws. Upon demand by the Lender, the Borrower shall assemble the Collateral and make it available to the Lender, at a place designated by the Lender. The Lender or its agents may without notice from time to time enter upon the Borrower’s premises to take possession of the Collateral, to remove it, to render it unusable, to process it or otherwise prepare it for sale, or to sell or otherwise dispose of it.

Any written notice of the sale, disposition or other intended action by the Lender with respect to the Collateral which is sent by regular mail, postage prepaid, to the Borrower at the address set forth in Section 8.1 (Notices), or such other address of the Borrower which may from time to time be shown on the Lender’s records, at least ten (10) days prior to such sale, disposition or other action, shall constitute commercially reasonable notice to the Borrower. The Lender may alternatively or additionally give such notice in any other commercially reasonable manner. Nothing in this Agreement shall require the Lender to give any notice not required by applicable Laws.

If any consent, approval, or authorization of any state, municipal or other Governmental Authority or of any other Person or of any Person having any interest therein, should be necessary to effectuate any sale or other disposition of the Collateral, the Borrower agrees to execute all such applications and other instruments, and to take all other action, as may be required in connection with securing any such consent, approval or authorization.

The Borrower recognizes that the Lender may be unable to effect a public sale of all or a part of the Collateral consisting of Investment Property by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and other applicable Federal and state Laws. The Lender may, therefore, in its discretion, take such steps as it may deem appropriate to comply with such Laws and may, for example, at any sale of the Collateral consisting of securities restrict the prospective bidders or purchasers as to their number, nature of business and investment intention, including, without limitation, a requirement that the Persons making such purchases represent and agree to the satisfaction of the Lender that they are purchasing such securities for their account, for investment, and not with a view to the distribution or resale of any thereof. The Borrower covenants and agrees to do or cause to be done promptly all such acts and things as the Lender may request from time to time and as may be necessary to offer and/or sell the securities or any part thereof in a manner which is valid and binding and in conformance with all applicable Laws. Upon any such sale or disposition, the Lender shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral consisting of securities so sold.

7.2.4 Specific Rights With Regard to Collateral.

In addition to all other rights and remedies provided hereunder or as shall exist at law or in equity from time to time, the Lender may (but shall be under no obligation to), without notice to the Borrower, and the Borrower hereby irrevocably appoints the Lender as its attorney-in-fact, with power of substitution, in the name of the Lender or in the name of the Borrower or otherwise, for the use and benefit of the Lender, but at the cost and expense of the Borrower and without notice to the Borrower:

(a) request any Account Debtor obligated on any of the Accounts to make payments thereon directly to the Lender, with the Lender taking control of the Proceeds thereof;

(b) compromise, extend or renew any of the Collateral or deal with the same as it may deem advisable;

(c) make exchanges, substitutions or surrenders of all or any part of the Collateral;

(d) copy, transcribe, or remove from any place of business of the Borrower or any Subsidiary all books, records, ledger sheets, correspondence, invoices and documents, relating to or evidencing any of the Collateral or without cost or expense to the Lender, make such use of the Borrower’s or any Subsidiary’s place(s) of business as may be reasonably necessary to administer, control and collect the Collateral;

(e) repair, alter or supply goods if necessary to fulfill in whole or in part the purchase order of any Account Debtor;

(f) demand, collect, receipt for and give renewals, extensions, discharges and releases of any of the Collateral;

(g) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral;

(h) settle, renew, extend, compromise, compound, exchange or adjust claims in respect of any of the Collateral or any legal proceedings brought in respect thereof;

(i) endorse or sign the name of the Borrower upon any Items of Payment, certificates of title, Instruments, Investment Property, stock powers, documents, documents of title, financing statements, assignments, notices, or other writing relating to or part of the Collateral and on any proof of claim in bankruptcy against an Account Debtor;

(j) notify the Post Office authorities to change the address for the delivery of mail to the Borrower to such address or Post Office Box as the Lender may designate and receive and open all mail addressed to the Borrower; and

(k) take any other action necessary or beneficial to realize upon or dispose of the Collateral or to carry out the terms of this Agreement.

7.2.5 Application of Proceeds.

Any proceeds of sale or other disposition of the Collateral will be applied by the Lender to the payment first of any and all Enforcement Costs, and any balance of such proceeds will be applied to the Obligations in such order and manner as the Lender shall determine. If the sale or other disposition of the Collateral fails to fully satisfy the Obligations, the Borrower shall remain liable to the Lender for any deficiency.

7.2.6 Performance by Lender.

The Lender without notice to or demand upon the Borrower and without waiving or releasing any of the Obligations or any Default or Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of the Borrower, and may enter upon the premises of the Borrower for that purpose and take all such action thereon as the Lender may consider necessary or appropriate for such purpose and the Borrower hereby irrevocably appoints the Lender as its attorney-in-fact to do so, with power of substitution, in the name of the Lender or in the name of the Borrower or otherwise, for the use and benefit of the Lender, but at the cost and expense of the Borrower and without notice to the Borrower. All sums so paid or advanced by the Lender together with interest thereon from the date of payment, advance or incurring until paid in full at the Post-Default Rate and all costs and expenses, shall be deemed part of the Enforcement Costs, shall be paid by the Borrower to the Lender on demand, and shall constitute and become a part of the Obligations.

7.2.7 Other Remedies.

The Lender may from time to time proceed to protect or enforce its rights by an action or actions at law or in equity or by any other appropriate proceeding, whether for the specific performance of any of the covenants contained in this Agreement or in any of the other Financing Documents, or for an injunction against the violation of any of the terms of this Agreement or any of the other Financing Documents, or in aid of the exercise or execution of any right, remedy or power granted in this Agreement, the Financing Documents, and/or applicable Laws. The Lender is authorized to offset and apply to all or any part of the Obligations all moneys, credits and other property of any nature whatsoever of the Borrower now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with, the Lender or any Affiliate of the Lender.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices.

All notices, requests and demands to or upon the parties to this Agreement shall be in writing and shall be deemed to have been given or made when delivered by hand on a Business Day, or two (2) days after the date when deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, or when sent by overnight courier, on the Business Day next following the day on which the notice is delivered to such overnight courier, addressed as follows:

Borrower:	HealthExtras, Inc.
800 King Farm Road
Rockville, Maryland 20850
Attention: Richard W. Hunt, Chief Financial Officer

Lender:	Wachovia Bank, National Association
1753 Pinnacle Drive McLean, Virginia 22102 Attention: Monica Sevila

By written notice, each party to this Agreement may change the address to which notice is given to that party, provided that such changed notice shall include a street address to which notices may be delivered by overnight courier in the ordinary course on any Business Day.

Section 8.2 Amendments; Waivers.

This Agreement and the other Financing Documents may not be amended, modified, or changed in any respect except by an agreement in writing signed by the Lender and the Borrower. No waiver of any provision of this Agreement or of any of the other Financing Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing signed by the Lender. No course of dealing between the Borrower and the Lender and no act or failure to act from time to time on the part of the Lender shall constitute a waiver, amendment or modification of any provision of this Agreement or any of the other Financing Documents or any right or remedy under this Agreement, under any of the other Financing Documents or under applicable Laws.

Section 8.3 Cumulative Remedies.

The rights, powers and remedies provided in this Agreement and in the other Financing Documents are cumulative, may be exercised concurrently or separately, may be exercised from time to time and in such order as the Lender shall determine, subject to the provisions of this Agreement, and are in addition to, and not exclusive of, rights, powers and remedies provided by existing or future applicable Laws. In order to entitle the Lender to exercise any remedy reserved to it in this Agreement, it shall not be necessary to give any notice, other than such notice as may be expressly required in this Agreement.

Section 8.4 Severability.

In case one or more provisions, or part thereof, contained in this Agreement or in the other Financing Documents shall be invalid, illegal or unenforceable in any respect under any Law, then without need for any further agreement, notice or action:

(a) the validity, legality and enforceability of the remaining provisions shall remain effective and binding on the parties thereto and shall not be affected or impaired thereby;

(b) the obligation to be fulfilled shall be reduced to the limit of such validity;

(c) if such provision or part thereof pertains to repayment of the Obligations, then, at the sole and absolute discretion of the Lender, all of the Obligations of the Borrower to the Lender shall become immediately due and payable; and

(d) if the affected provision or part thereof does not pertain to repayment of the Obligations, but operates or would prospectively operate to invalidate this Agreement in whole or in part, then such provision or part thereof only shall be void, and the remainder of this Agreement shall remain operative and in full force and effect.

Section 8.5 Assignments by Lender.

The Lender may, (a) at any time, without notice to or consent of the Borrower, assign to any Acceptable Financial Institution or Affiliate of the Lender, and (b) prior to the declaration of an Event of Default by the Lender with the prior written consent of the Borrower, and at all other times, without any consent or notice to Borrower, assign to any Person, (each an “Assignee” and collectively, the “Assignees”) all or a portion of the Lender’s Commitment. The Borrower shall not unreasonably withhold its consent to an assignment, provided, however, the parties agree that the Borrower has no obligation to consent to any assignment to a Competitor and that except as provided in the following sentence, after the declaration of an Event of Default, Borrower shall have no right to receive prior notice of, or to approve or consent to any assignment of all or any portion of the Lender’s Commitment. Notwithstanding any other provision of this Agreement, the Lender shall not, before or after the declaration of an Event of Default, assign all or a portion of the Lender’s Commitment to any Competitor without the Borrower’s prior written consent. The Lender and its Assignee shall notify the Borrower in writing of the date on which the assignment is to be effective (the “Adjustment Date”). On or before the Adjustment Date, the Lender, the Borrower and the Assignee shall execute and deliver a written assignment agreement in a form acceptable to the Lender, which shall constitute an amendment to this Agreement to the extent necessary to reflect such assignment. Upon the request of the Lender following an assignment made in accordance with this Section 8.5, the Borrower shall issue new Notes to the Lender and its Assignee reflecting such assignment, in exchange for the existing Notes held by the Lender.

Section 8.6 Participations by Lender.

The Lender may at any time sell to one or more Acceptable Financial Institutions participating interests in any of the Lender’s Obligations or Commitments; provided, however, that (a) no such participation shall relieve the Lender from its obligations under this Agreement or under any of the other Financing Documents to which it is a party, (b) the Lender shall remain solely responsible for the performance of its obligations under this Agreement and under all of the other Financing Documents to which it is a party, and (c) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and the other Financing Documents.

Section 8.7 Disclosure of Information by Lender.

In connection with any sale, transfer, assignment or participation by the Lender in accordance with Section 8.5 (Assignments by Lender) or Section 8.6 (Participations by Lender), the Lender shall have the right to disclose to any actual or potential purchaser, assignee, transferee or participant all financial records, information, reports, financial statements and documents obtained in connection with this Agreement and/or any of the other Financing Documents or otherwise; provided that prior to the declaration of an Event of Default, such potential assignees and participants have executed and delivered to the Borrower a customary form of non-disclosure agreement.

Section 8.8 Successors and Assigns.

This Agreement and all other Financing Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

Section 8.9 Continuing Agreements.

All covenants, agreements, representations and warranties made by the Borrower in this Agreement, in any of the other Financing Documents, and in any certificate delivered pursuant hereto or thereto shall survive the making by the Lender of the Loan and the execution and delivery of the Notes, shall be binding upon the Borrower regardless of how long before or after the date hereof any of the Obligations were or are incurred, and shall continue in full force and effect so long as any of the Obligations are outstanding and unpaid. From time to time upon the Lender’s request, and as a condition of the release of any one or more of the Security Documents, the Borrower and other Persons obligated with respect to the Obligations shall provide the Lender with such acknowledgments and agreements as the Lender may require to the effect that there exists no defenses, rights of setoff or recoupment, claims, counterclaims, actions or causes of action of any kind or nature whatsoever against the Lender and/or any of its agents and others, or to the extent there are, the same are waived and released.

Section 8.10 Enforcement Costs.

The Borrower shall pay to the Lender on demand all Enforcement Costs, together with interest thereon from the date incurred or advanced until paid in full at a per annum rate of interest equal at all times to the Post-Default Rate. Enforcement Costs shall be immediately due and payable at the time advanced or incurred, whichever is earlier. Without implying any limitation on the foregoing, the Borrower agrees, as part of the Enforcement Costs, to pay upon demand any and all stamp and other Taxes and fees payable or determined to be payable in connection with the execution and delivery of this Agreement and the other Financing Documents and to save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay any Taxes or fees referred to in this Section. The provisions of this Section shall survive the execution and delivery of this Agreement, the repayment of the other Obligations and shall survive the termination of this Agreement.

Section 8.11 Applicable Law; Jurisdiction.

8.11.1 Applicable Law.

The Borrower acknowledges and agrees that the Financing Documents, including, this Agreement, shall be governed by the Laws of the State, as if each of the Financing Documents and this Agreement had each been executed, delivered, administered and performed solely within the State even though for the convenience and at the request of the Borrower, one or more of the Financing Documents may be executed elsewhere. The Lender acknowledges, however, that remedies under certain of the Financing Documents that relate to property outside the State may be subject to the laws of the state in which the property is located.

8.11.2 Submission to Jurisdiction.

The Borrower irrevocably submits to the jurisdiction of any state or federal court sitting in the State over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Borrower and may be enforced in any court in which the Borrower is subject to jurisdiction, by a suit upon such judgment, provided that service of process is effected upon the Borrower in one of the manners specified in this Section or as otherwise permitted by applicable Laws.

8.11.3 Appointment of Agent for Service of Process.

The Borrower hereby irrevocably designates and appoints The CT Corporation, 1209 Orange Street, Wilmington, Delaware 19801, as the Borrower’s authorized agent to receive on the Borrower’s behalf service of any and all process that may be served in any suit, action or proceeding of the nature referred to in this Section in any state or federal court sitting in the State. If such agent shall cease so to act, the Borrower shall irrevocably designate and appoint without delay another such agent in the State satisfactory to the Lender and shall promptly deliver to the Lender evidence in writing of such other agent’s acceptance of such appointment and its agreement that such appointment shall be irrevocable.

8.11.4 Service of Process.

The Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in this Section by (a) the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the Borrower at the Borrower’s address designated in or pursuant to Section 8.1 (Notices), and (b) serving a copy thereof upon the agent, if any, designated and appointed by the Borrower as the Borrower’s agent for service of process by or pursuant to this Section. The Borrower irrevocably agrees that such service (y) shall be deemed in every respect effective service of process upon the Borrower in any such suit, action or proceeding, and (z) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon the Borrower. Nothing in this Section shall affect the right of the Lender to serve process in any manner otherwise permitted by law or limit the right of the Lender otherwise to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions.

Section 8.12 Duplicate Originals and Counterparts.

This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

Section 8.13 Headings.

The headings in this Agreement are included herein for convenience only, shall not constitute a part of this Agreement for any other purpose, and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

Section 8.14 No Agency.

Nothing herein contained shall be construed to constitute the Borrower as the Lender’s agent for any purpose whatsoever or to permit the Borrower to pledge any of the credit of the Lender. The Lender shall not be responsible nor liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. The Lender shall not, by anything herein or in any of the Financing Documents or otherwise, assume any of the Borrower’s obligations under any contract or agreement assigned to the Lender, and the Lender shall not be responsible in any way for the performance by the Borrower of any of the terms and conditions thereof.

Section 8.15 Date of Payment.

Should the principal of or interest on any of the Notes become due and payable on other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and in the case of principal, interest shall be payable thereon at the rate per annum specified in the Notes during such extension.

Section 8.16 Entire Agreement.

This Agreement is intended by the Lender and the Borrower to be a complete, exclusive and final expression of the agreements contained herein. Neither the Lender nor the Borrower shall hereafter have any rights under any prior agreements pertaining to the matters addressed by this Agreement but shall look solely to this Agreement for definition and determination of all of their respective rights, liabilities and responsibilities under this Agreement.

Section 8.17 Waiver of Trial by Jury.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER BY EXECUTION HEREOF AND BANK BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE FINANCING DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO ACCEPT THIS AGREEMENT. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY FINANCING DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS AGREEMENT.

Section 8.18 Liability of the Lender.

The Borrower hereby agrees that the Lender shall not be chargeable for any negligence, mistake, act or omission of any accountant, examiner, agency or attorney employed by the Lender in making examinations, investigations or collections, or otherwise in perfecting, maintaining, protecting or realizing upon any lien or security interest or any other interest in the Collateral or other security for the Obligations.

By inspecting the Collateral or any other properties of the Borrower or by accepting or approving anything required to be observed, performed or fulfilled by the Borrower or to be given to the Lender pursuant to this Agreement or any of the other Financing Documents, the Lender shall not be deemed to have warranted or represented the condition, sufficiency, legality, effectiveness or legal effect of the same, and such acceptance or approval shall not constitute any warranty or representation with respect thereto by the Lender.

Section 8.19 Limitation on Liability; Waiver of Punitive Damages.

EACH OF THE PARTIES HERETO, INCLUDING LENDER BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE FINANCING DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED

HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE

Section 8.20 Indemnification.

The Borrower agrees to indemnify and hold harmless, the Lender, the Lender’s parent and Affiliates and the Lender’s parent’s and Affiliates’ officers, directors, shareholders, employees and agents (each an “Indemnified Party,” and collectively, the “Indemnified Parties”), from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not such Indemnified Party is a party to any litigation), including without limitation, reasonable attorney’s fees and costs and costs of investigation, document production, attendance at depositions or other discovery, incurred by any Indemnified Party with respect to, arising out of or as a consequence of (a) this Agreement or any of the other Financing Documents, including without limitation, any failure of the Borrower to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Financing Documents, or any other Event of Default (b) the use by the Borrower of any proceeds advanced hereunder; (c) the transactions contemplated hereunder; or (d) any claim, demand, action or cause of action being asserted against (i) the Borrower or any of its Affiliates by any other Person, or (ii) any Indemnified Party by the Borrower in connection with the transactions contemplated hereunder. Notwithstanding anything herein or elsewhere to the contrary, the Borrower shall not be obligated to indemnify or hold harmless any Indemnified Party from any liability, loss or damage resulting from the gross negligence, willful misconduct or unlawful actions of such Indemnified Party. Any amount payable to the Lender under this Section will bear interest at the Post-Default Rate from the due date until paid.

Section 8.21 Compliance with Laws.

The Borrower is not a Sanctioned Person and does not have any of its assets in a Sanctioned Country or does business in or with, or derives any of its operating income from investments in or transactions with, Sanctioned Persons or Sanctioned Countries in violation of economic sanctions administered by OFAC. The proceeds from the Loan will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country. “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control. “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/, or as otherwise published from time to time. “Sanctioned Person” means (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country to the extent subject to a sanctions program administered by OFAC.

Section 8.22 Patriot Act Notice.

To help fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For purposes of this section, account shall be understood to include loan accounts.

Section 8.23 Final Agreement.

This Agreement and the other Financing Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 8.24 Restatement.

This Agreement is intended as a replacement of, and is in substitution for, the Original Financing Agreement, as amended, modified, substituted, extended, and renewed from time to time.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties hereto have executed and delivered this Agreement under their respective seals as of the day and year first written above.

WITNESS OR ATTEST:	HEALTHEXTRAS, INC.

	By:		(Seal)
Richard W. Hunt, Chief Financial Officer

WITNESS:	WACHOVIA BANK, NATIONAL ASSOCIATION

	By:		(Seal)
Barbara Angel, Senior Vice President

LIST OF EXHIBITS

A.	Revolving Credit Note

B.	Reserved

C.	[Intentionally Omitted]

D.	[Intentionally Omitted]

E.	[Intentionally Omitted]

F.	[Intentionally Omitted]

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EXHIBIT A

REVOLVING CREDIT NOTE

SIXTH AMENDED AND RESTATED REVOLVING CREDIT NOTE

$50,000,000	McLean, Virginia
September 15, 2006

FOR VALUE RECEIVED, HEALTHEXTRAS, INC., a corporation organized under the laws of the State of Delaware (the “Borrower”), promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, its successors and assigns (the “Lender”), the principal sum of FIFTY MILLION DOLLARS ($50,000,000) (the “Principal Sum”), or so much thereof as has been or may be advanced or readvanced (each an “Advance” and collectively, “Advances”) to or for the account of the Borrower pursuant to the terms and conditions of the Financing Agreement (as hereinafter defined), together with interest thereon at the rate hereinafter provided, in accordance with the following:

1. Interest.

Interest shall accrue on the unpaid principal balance of this Note from the date hereof at the LIBOR Rate, plus the Applicable Margin (as defined in the Financing Agreement) (the “Interest Rate”). Interest for each Interest Period shall accrue each day during such Interest Period, commencing on and including the first day to but excluding the last day. “Interest Period” means, in respect of each Advance, each period commencing on the last day of the immediately preceding Interest Period and ending on the same day of the month that interest in respect of such Advance is due 1 month thereafter; provided (i) the first Interest Period shall commence on the date of such Advance and end on the first day thereafter that interest in respect of such Advance is due, (ii) any Interest Period that ends in a month for which there is no day which numerically corresponds to the last day of the immediately preceding Interest Period shall end on the last day of the month and (iii) any Interest Period that would otherwise extend past the maturity date of this Note shall end on the Revolving Credit Expiration Date. “LIBOR” means, with respect to each Interest Period, the rate for U.S. dollar deposits with a maturity equal to the one month, as reported on Telerate page 3750 as of 11:00 a.m., London time, on the second London business day before such Interest Period begins (or if not so reported, then as determined by the Lender from another recognized source or interbank quotation). Borrower shall indemnify Lender against Lender’s loss or expense as a consequence of (a) Borrower’s failure to make any payment when due under this Note, (b) any payment, prepayment or conversion of any loan on a day other than the last day of the Interest Period, or (c) any failure to make a borrowing or conversion after giving notice thereof (“Indemnified Loss or Expense”). The amount of such Indemnified Loss or Expense shall be determined by Lender based upon the assumption that Lender funded 100% of that portion of the loan in the London interbank market. All interest payable under the terms of this Note shall be calculated on the basis of a 360-day year and the actual number of days elapsed.

2. Payments and Maturity.

The unpaid Principal Sum, together with interest thereon at the rate provided above, shall be payable as follows:

(a) Interest only on the unpaid Principal Sum shall be due and payable monthly, commencing October 1, 2006, and on the first day of each month thereafter to maturity; and

(b) Unless sooner paid, the unpaid Principal Sum, together with interest accrued and unpaid thereon, shall be due and payable in full on the Revolving Credit Expiration Date.

The fact that the balance hereunder may be reduced to zero from time to time pursuant to the Financing Agreement will not affect the continuing validity of this Note or the Financing Agreement, and the balance may be increased to the Principal Sum after any such reduction to zero.

Borrower authorizes Bank to debit its demand deposit account with Bank #                           for any payments due under this Note. Borrower further certifies that Borrower holds legitimate ownership of this account and preauthorizes this periodic debit as part of its right under said ownership.

3. Default Interest.

Upon the occurrence of an Event of Default (as hereinafter defined), the unpaid Principal Sum shall bear interest thereafter at a rate two percent (2%) per annum in excess of the applicable rate of interest under this Note until such Event of Default is cured.

4. Application and Place of Payments.

All payments, made on account of this Note shall be applied first to the payment of accrued and unpaid interest then due hereunder, and the remainder, if any, shall be applied to the unpaid Principal Sum. All payments on account of this Note shall be paid in lawful money of the United States of America in immediately available funds during regular business hours of the Lender at its principal office in McLean, Virginia or at such other times and places as the Lender may at any time and from time to time designate upon five (5) Business Days’ notice in writing to the Borrower.

5. Prepayment.

The Borrower may prepay the Principal Sum in whole or in part at any time without premium or penalty.

6. Financing Agreement and Other Financing Documents.

This Note is the “Sixth Amended and Restated Revolving Credit Note” described in that certain Amended and Restated Financing and Security Agreement dated of even date herewith by and between the Borrower and the Lender, which amends and restates in its entirety that certain Financing and Security Agreement dated June 18, 2004 by and between the Borrower and the Lender (the Financing and Security Agreement as amended, modified, restated, substituted, extended and renewed at any time and from time to time, is hereinafter called, the “Financing Agreement”). The indebtedness evidenced by this Note increases, amends and restated in its entirety that certain Fifth Amended and Restated Revolving Credit Note dated June     , 2006 (the “Prior Note”) in the maximum principal amount of Thirty Million Dollars ($30,000,000) from the Borrower in favor of the Lender. It is expressly agreed that the indebtedness evidenced by

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the Prior Note has not been extinguished or discharged hereby. The Borrower and the Lender agree that the execution of this Note is not intended to and shall not cause or result in a novation with respect to the Prior Note. The indebtedness evidenced by this Note is included within the meaning of the term “Obligations” as defined in the Financing Agreement. The term “Financing Documents” as used in this Note shall mean collectively this Note, the Financing Agreement and any other instrument, agreement, or document previously, simultaneously, or hereafter executed and delivered by the Borrower and/or any other person, singularly or jointly with any other person, evidencing, securing, guaranteeing, or in connection with the Principal Sum, this Note and/or the Financing Agreement, but does not include swap agreements (as defined in 11 U.S.C. §101).

7. Security.

This Note is secured as provided in the Financing Agreement.

8. Events of Default.

The occurrence of any one or more of the following events shall constitute an event of default (individually, an “Event of Default” and collectively, the “Events of Default”) under the terms of this Note:

(a) The failure of the Borrower to pay to the Lender within five (5) Business Days of when due any and all amounts payable by the Borrower to the Lender under the terms of this Note; or

(b) The occurrence of an Event of Default (as defined therein) under the terms and conditions of any of the other Financing Documents.

9. Remedies.

Upon the occurrence of an Event of Default, at the option of the Lender, all amounts payable by the Borrower to the Lender under the terms of this Note shall immediately become due and payable by the Borrower to the Lender without notice to the Borrower or any other person, and the Lender shall have all of the rights, powers, and remedies available under the terms of this Note, any of the other Financing Documents and all applicable laws. The Borrower and all endorsers, guarantors, and other parties who may now or in the future be primarily or secondarily liable for the payment of the indebtedness evidenced by this Note hereby severally waive presentment, protest and demand, notice of protest, notice of demand and of dishonor and non-payment of this Note and expressly agree that this Note or any payment hereunder may be extended from time to time without in any way affecting the liability of the Borrower, guarantors and endorsers.

10. Confessed Judgment.

Upon the occurrence of an Event of Default, the Borrower hereby authorizes any attorney designated by the Lender or any clerk of any court of record to appear for the Borrower in any court of record and confess judgment without prior hearing against the Borrower in favor of the Lender for and in the amount of the unpaid Principal Sum, all interest accrued and unpaid thereon, all other amounts payable by the Borrower to the Lender under the terms of this Note or any of the other Financing Documents, costs of suit, and attorneys’ fees of fifteen percent (15%)

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of the unpaid Principal Sum and interest then due hereunder. By its acceptance of this Note, the Lender agrees that in the event the Lender exercises at any time its right to confess judgment under this Note, the Lender shall use its best efforts to obtain legal counsel who will charge the Lender for its services on an hourly basis, at its customary hourly rates and only for the time and reasonable expenses incurred. In no event shall the Lender enforce the legal fees portion of a confessed judgment award for an amount in excess of the fees and expenses actually charged to the Lender for services rendered by its counsel in connection with such confession of judgment and/or the collection of sums owed to the Lender. In the event the Lender receives, through execution upon a confessed judgment, payments on account of attorneys’ fees in excess of such actual attorneys’ fees and expenses incurred by the Lender, then, after full repayment and satisfaction of all of the obligations under and in connection with this Note, the Financing Agreement and all of the other Financing Documents, the Lender shall refund such excess amount to the Borrower. The Borrower hereby releases, to the extent permitted by applicable law, all errors and all rights of exemption, appeal, stay of execution, inquisition, and other rights to which the Borrower may otherwise be entitled under the laws of the United States of America or of any state or possession of the United States of America now in force or which may hereafter be enacted. The authority and power to appear for and enter judgment against the Borrower shall not be exhausted by one or more exercises thereof or by any imperfect exercise thereof and shall not be extinguished by any judgment entered pursuant thereto. Such authority may be exercised on one or more occasions or from time to time in the same or different jurisdictions as often as the Lender shall deem necessary or desirable, for all of which this Note shall be a sufficient warrant.

11. Expenses.

The Borrower promises to pay to the Lender on demand by the Lender all costs and expenses incurred by the Lender in connection with the collection and enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses and all court costs.

12. Notices.

Any notice, request, or demand to or upon the Borrower or the Lender shall be deemed to have been properly given or made when delivered in accordance with Section 8.1 of the Financing Agreement.

13. Miscellaneous.

Each right, power, and remedy of the Lender as provided for in this Note or any of the other Financing Documents, or now or hereafter existing under any applicable law or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Note or any of the other Financing Documents or now or hereafter existing under any applicable law, and the exercise or beginning of the exercise by the Lender of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Lender of any or all such other rights, powers, or remedies. No failure or delay by the Lender to insist upon the strict performance of any term, condition, covenant, or agreement of this Note or any of the other Financing Documents, or to exercise any right, power, or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude the Lender from exercising any such right, power, or remedy at a later time or times. By accepting payment after the due

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date of any amount payable under the terms of this Note, the Lender shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Note or to declare an Event of Default for the failure to effect such prompt payment of any such other amount. No course of dealing or conduct shall be effective to amend, modify, waive, release, or change any provisions of this Note. The Borrower represents and warrants to Lender that none of Borrower, or any subsidiary or affiliate of Borrower or any guarantor is a Sanctioned Person or has any of its assets in a Sanctioned Country or does business in or with, or derives any of its operating income from investments in or transactions with, Sanctioned Persons or Sanctioned Countries in violation of economic sanctions administered by OFAC. The proceeds from the Revolving Loan will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country. “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control. “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/, or as otherwise published from time to time. “Sanctioned Person” means (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country to the extent subject to a sanctions program administered by OFAC.

14. Partial Invalidity.

In the event any provision of this Note (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note; but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had not been contained in this Note, but only to the extent it is invalid, illegal, or unenforceable.

15. Captions.

The captions herein set forth are for convenience only and shall not be deemed to define, limit, or describe the scope or intent of this Note.

16. Applicable Law.

The Borrower acknowledges and agrees that this Note shall be governed by the laws of the State of Maryland, even though for the convenience and at the request of the Borrower, this Note may be executed elsewhere.

17. Business Purpose.

The Borrower represents and warrants that it is not a natural person and that the obligations evidenced by this Note were not incurred for personal, family or household purposes.

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18. Consent to Jurisdiction.

The Borrower irrevocably submits to the jurisdiction of any state or federal court sitting in the State of Maryland over any suit, action, or proceeding arising out of or relating to this Note or any of the other Financing Documents. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection that the Borrower may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon the Borrower and may be enforced in any court in which the Borrower is subject to jurisdiction by a suit upon such judgment, provided that service of process is effected upon the Borrower as provided in this Note or as otherwise permitted by applicable law.

19. Service of Process.

The Borrower hereby consents to process being served in any suit, action, or proceeding instituted in connection with this Note by (a) the mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to the Borrower and (b) serving a copy thereof upon The CT Corporation, 1209 Orange Street, Wilmington, DE 19801, the agent hereby designated and appointed by the Borrower as the Borrower’s agent for service of process. The Borrower irrevocably agrees that such service shall be deemed in every respect effective service of process upon the Borrower in any such suit, action or proceeding, and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon the Borrower. Nothing in this Section shall affect the right of the Lender to serve process in any manner otherwise permitted by law or limit the right of the Lender otherwise to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions.

20. WAIVER OF TRIAL BY JURY.

THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE BORROWER AND THE LENDER MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (A) THIS NOTE OR (B) THE FINANCING DOCUMENTS. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS NOTE.

THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE BORROWER, AND THE BORROWER HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THE BORROWER FURTHER REPRESENTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

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21. LIMITATION ON LIABILITY: WAIVER OF PUNITIVE DAMAGES.

EACH OF THE PARTIES HERETO, INCLUDING THE LENDER BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS NOTE, THE OTHER FINANCING DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.

22. Patriot Act Notice.

To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For purposes of this section, account shall be understood to include loan accounts.

23. Assignment.

Nothing in this Note or any of the other Financing Documents shall prohibit the Lender from pledging or assigning this Note or any of the other Financing Documents or any interest therein to any Federal Reserve Bank. The Borrower shall not assign its rights and interest hereunder without the prior written consent of the Lender, and any attempt by the Borrower to assign without the Lender’s prior written consent is null and void. Any assignment shall not release the Borrower from the Obligations.

24. Final Agreement.

This Note and the other Financing Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

[Signatures appear on the following page]

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IN WITNESS WHEREOF, the Borrower has caused this Note to be executed under seal by its duly authorized officers as of the date first written above.

WITNESS OR ATTEST:	HEALTHEXTRAS, INC.

	By:		(Seal)
Richard W. Hunt, Chief Financial Officer

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